SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 11, 2024
BETWEEN
OTTER TAIL CORPORATION,
as Borrower,

the LENDERS,

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,

KEYBANC CAPITAL MARKETS INC.,
as Syndication Agent,

and

BANK OF AMERICA, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

U.S. BANK NATIONAL ASSOCIATION,
KEYBANC CAPITAL MARKETS INC.,
BOFA SECURITIES, INC. and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

U.S. BANK NATIONAL ASSOCIATION,
as Sole Bookrunner
______________________________________________________________________________

i

ARTICLE III YIELD PROTECTION; TAXES		55
3.1.	Increased Costs	55
3.2.	Certificates for Reimbursement; Delay in Requests	56
3.3.	Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement	56
3.4.	Funding Indemnification	59
3.5.	Taxes	60
3.6.	Illegality	64
ARTICLE IV CONDITIONS PRECEDENT		65
4.1.	Conditions of Closing	65
4.2.	Each Credit Extension	66
ARTICLE V REPRESENTATIONS AND WARRANTIES		67
5.1.	Organization, Standing, Etc.	67
5.2.	Authorization and Validity	67
5.3.	No Conflict; No Default	67
5.4.	Government Consent	68
5.5.	Financial Statements and Condition	68
5.6.	Litigation and Contingent Liabilities	68
5.7.	Compliance	68
5.8.	Environmental, Health and Safety Laws	68
5.9.	ERISA	69
5.10.	Regulation U	69
5.11.	Ownership of Property; Liens	69
5.12.	Taxes	69
5.13.	Trademarks, Patents	69
5.14.	Investment Company Act	70
5.15.	Subsidiaries	70
5.16.	Partnerships and Joint Ventures	70
5.17.	Senior Debt	70
5.18.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	70
5.19.	Affected Financial Institutions	71
5.20.	Benefit Plans	71
5.21.	Beneficial Ownership Certification	71
ARTICLE VI AFFIRMATIVE COVENANTS		71
6.1.	Financial Statements and Reports	71
6.2.	Corporate Existence	73
6.3.	Insurance	73
6.4.	Payment of Taxes and Claims	73
6.5.	Inspection	73
6.6.	Maintenance of Properties	74
6.7.	Books and Records	74
6.8.	Compliance	74

6.9.	ERISA	74
6.10.	Environmental Matters	74
6.11.	Senior Debt	74
6.12.	Subsidiaries	74
6.13.	Ratings	75
ARTICLE VII NEGATIVE COVENANTS		75
7.1.	Merger	75
7.2.	Sale of Assets	75
7.3.	Plans	76
7.4.	Ownership of Stock	76
7.5.	Other Agreements	77
7.6.	Restricted Payments	77
7.7.	Investments	77
7.8.	Liens	80
7.9.	Contingent Liabilities	83
7.10.	Transactions with Related Parties	84
7.11.	Use of Proceeds	85
7.12.	Financial Covenant	85
ARTICLE VIII DEFAULTS AND REMEDIES		85
8.1.	Events of Default	85
8.2.	Acceleration; Remedies	87
8.3.	Application of Funds	89
ARTICLE IX THE ADMINISTRATIVE AGENT		90
9.1.	Appointment and Authority	90
9.2.	Rights as a Lender	90
9.3.	Exculpatory Provisions	90
9.4.	Reliance by Administrative Agent	91
9.5.	Delegation of Duties	92
9.6.	Resignation of Administrative Agent	92
9.7.	Non-Reliance on Agents and Other Lenders	93
9.8.	No Other Duties	94
9.9.	Administrative Agent May File Proofs of Claim	94
9.10.	Certain ERISA Matters.	94
9.11.	Erroneous Payments.	96
ARTICLE X MISCELLANEOUS		97
10.1.	Notices; Effectiveness; Electronic Communication	97
10.2.	Amendments and Waivers	99
10.3.	Expenses; Indemnity; Damage Waiver	101
10.4.	Successors and Assigns	103
10.5.	Setoff	108
10.6.	Payments Set Aside	108

10.7.	Survival	109
10.8.	Governmental Regulation	109
10.9.	Headings	109
10.10.	Entire Agreement	109
10.11.	Several Obligations	109
10.12.	Severability of Provisions	109
10.13.	Treatment of Certain Information	110
10.14.	Nonreliance	111
10.15.	No Advisory or Fiduciary Responsibility	112
10.16.	PATRIOT Act	112
10.17.	Counterparts; Effectiveness	112
10.18.	Electronic Execution of Assignments	113
10.19.	Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	113
10.20.	Governing Law	113
10.21.	Jurisdiction	113
10.22.	Waiver of Venue	114
10.23.	Service of Process	114
10.24.	WAIVER OF JURY TRIAL	114
10.25.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	114
10.26.	Acknowledgement Regarding Any Supported QFCs	115

SCHEDULES

SCHEDULE 1        Commitments
SCHEDULE 3        Material Subsidiaries
SCHEDULE 5.6        Litigation
SCHEDULE 5.15        Subsidiaries
SCHEDULE 5.16        Partnerships and Joint Ventures
SCHEDULE 7.4        Changes in Ownership In Material Subsidiaries
SCHEDULE 7.7        Investments
SCHEDULE 7.8        Liens
SCHEDULE 7.10        Related Party Transactions

EXHIBITS

EXHIBIT A            Form of Assignment and Assumption
EXHIBIT B            Form of Compliance Certificate
EXHIBIT C-1        Form of Borrowing Notice
EXHIBIT C-2        Form of Conversion/Continuation Notice
EXHIBIT C-3        Form of Prepayment Notice
EXHIBIT D            Form of Note
EXHIBITS E-1 to E-4    Forms of U.S. Tax Compliance Certificate
EXHIBIT F            Form of Material Subsidiary Guaranty
v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
This Sixth Amended and Restated Credit Agreement, dated as of December 11, 2024, is between Otter Tail Corporation, a Minnesota corporation (the “Borrower”), the Lenders, and U.S. Bank National Association, a national banking association, as Administrative Agent.
WHEREAS, the Borrower, certain Lenders and the Administrative Agent entered into a Fifth Amended and Restated Credit Agreement, dated as of October 31, 2022 (as thereafter amended, the “Existing Credit Agreement”), under which the Lenders party thereto made loans to the Borrower and issued letters of credit for the account of the Borrower or its Subsidiaries; and
WHEREAS, the Borrower has requested that the Lenders continue to make loans and letters of credit available to the Borrower, as more particularly described herein, and the Borrower, the Lenders named herein and the Administrative Agent have agreed that the Existing Credit Agreement shall be amended and restated to read as follows to govern such existing loans and letters of credit and those made and issued hereafter under the terms hereof.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1ARTICLE I
DEFINITIONS
1.1.Definitions. As used in this Agreement:
“Additional Commitment Lender” is defined in Section 2.24(d).
“Adjusted Term SOFR Screen Rate” means, with respect to any Term SOFR Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Screen Rate for such Interest Period, plus (ii) the SOFR Adjustment.
“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article IX, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article IX.
“Administrative Agent’s Fee Letter” means the letter agreement, dated as of the date hereof (as hereafter amended from time to time) between the Borrower and the Administrative Agent respecting certain fees payable to the Administrative Agent for its own account.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Adverse Event” means the occurrence of any event that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower and the Material Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.
“Agent Parties” means the Administrative Agent and its Creditor Related Parties.
“Aggregate Commitment” means the aggregate of the unexpired Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Commitment is $170,000,000.
“Aggregate Revolving Exposure” means, at any time, the aggregate of the Revolving Exposure of all the Lenders.
“Agreement” means this Sixth Amended and Restated Credit Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when Term SOFR Borrowings are unavailable pursuant to Section 2.11 or 3.3, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010, as amended, and any other anti-corruption law applicable to the Borrower and its Subsidiaries.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, on and after the receipt of confirmation of the Long Term Debt Rating, the percentages set forth below, determined based on the applicable Level set forth in this definition:

	Applicable Margin
Level:	Term SOFR Borrowings	Base Rate Borrowings	Applicable Commitment Fee Rate

Level I	1.125%	0.125%	0.125%

Level II	1.25%	0.25%	0.175%

Level III	1.50%	0.50%	0.225%

Level IV	1.75%	0.75%	0.275%

Level V	2.00%	1.00%	0.350%

The Applicable Margin shall be adjusted ten (10) Business Days after any change in ratings that would require such adjustment. For purposes of this definition, the Levels shall be defined and determined as follows:
Level I shall apply if the Borrower’s Long Term Debt Rating is A- or better (S&P), A3 or better (Moody’s) and A- or better (Fitch).
Level II shall apply if the Borrower’s Long Term Debt Rating is BBB+ (S&P), Baa1 (Moody’s) and BBB+ (Fitch), but no numerically lower Level applies.
Level III shall apply if the Borrower’s Long Term Debt Rating is BBB (S&P), Baa2 (Moody’s) and BBB (Fitch), but no numerically lower Level applies.
Level IV shall apply if the Borrower’s Long Term Debt Rating is BBB- (S&P), Baa3 (Moody’s) and BBB- (Fitch), but no numerically lower Level applies.
Level V shall apply if the Borrower’s Long Term Debt Rating is BB+ or below (S&P), Ba1 or below (Moody’s) or BB+ or below (Fitch).
If only one of S&P, Moody’s or Fitch has in effect a Long Term Debt Rating, the Level shall be determined by reference to the available Long Term Debt Rating.
If only two of S&P, Moody’s and Fitch have in effect a Long Term Debt Rating and (a) such Long Term Debt Ratings differ by one Level, the Level for the higher of the two Long Term Debt Ratings shall apply (with the Long Term Debt Rating for Level I being the highest and the Long Term Debt Rating for Level VI being the lowest) or (b) such Long Term Debt Ratings differ by more than one Level, the Level one level below the higher of the two Long Term Debt Ratings shall apply.

If all three of S&P, Moody’s and Fitch have in effect a Long Term Debt Rating and (a) such Long Term Debt Ratings are different by one Level, the Level with two out of the three Long Term Debt Ratings falling thereunder shall apply, (b) such Long Term Debt Ratings differ by more than one Level and if the Long Term Debt Rating is the same by two rating agencies and the third agency’s Long Term Debt Rating is lower, then the higher Long Term Debt Rating shall apply, or (c) otherwise, the governing Long Term Debt Rating shall be the Long Term Debt Rating next below the highest of the three.
If the Borrower is not rated by S&P, Moody’s or Fitch, then the rate shall be established by reference to Level V.
“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Commitments represented by such Revolving Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means (a) U.S. Bank, and its successors in its capacities as Joint Lead Arranger and Sole Bookrunner and (b) Keybank Capital Markets Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC, and their respective successors, in their capacities as Joint Lead Arranger.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means any of the Chief Financial Officer and Vice President of Finance and Treasurer of the Borrower, acting singly.
“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Revolving Exposure at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate of interest per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.
“Base Rate Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Base Rate Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
“Benchmark” means, initially, in the case of Term SOFR Loans and Daily Term SOFR Loans, the Term SOFR Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR, plus the SOFR Adjustment; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing” and “Term SOFR Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Daily Term SOFR Loan,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System.
“Borrower” is defined in the opening paragraph hereof.
“Borrower Materials” is defined in Section 10.13(b).
“Borrowing” means a borrowing hereunder (a) made by some or all of the Lenders on the same Borrowing Date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same currency and Type and, in the case of Term SOFR Loans, for the same Interest Period. The term “Borrowing” excludes Swingline Loans.
“Borrowing Date” means a date on which a Borrowing, Swingline Loan, or L/C Credit Extension is made.
“Borrowing Notice” is defined in Section 2.8.
“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota and New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR, Daily Term SOFR Screen Rate, Daily Term SOFR Rate, Term SOFR, Adjusted Term SOFR Screen Rate, Term SOFR Screen Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee as a finance lease in accordance with GAAP.
“Cash Collateralize” means to deposit in the L/C Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more Issuing Banks or Revolving Lenders, as collateral for L/C Obligations or obligations of Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative

Agent and the Issuing Banks. “Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means the first date on which the conditions in Section 4.1 are satisfied.
“Co-Documentation Agent” means each of Wells Fargo Bank, National Association and Bank of America, N.A.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Letters of Credit issued upon the application of and Swingline Loans made to, the Borrower, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified (a) pursuant to Section 2.7, (b) as a result of any assignment that has become effective pursuant to Section 10.4(b) or (c) otherwise from time to time pursuant to the terms hereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).
“Communications” is defined in Section 10.1(d)(ii).
“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit B, duly completed and signed by an Authorized Officer of the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Controlled Foreign Corporation” means a Subsidiary that is a controlled foreign corporation under Section 957 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.9.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” is defined in Section 10.27.
“Credit Extension” means a Borrowing, the making of a Swingline Loan, or an L/C Credit Extension.
“Creditor Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Daily Simple SOFR” means for any day, an interest rate per annum equal to SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Daily Term SOFR Loan” means a Swingline Loan that, except as otherwise provided in Section 2.11, bears interest at the Daily Term SOFR Rate.
“Daily Term SOFR Rate” means, with respect to a Swingline Loan, the sum of (a) the Daily Term SOFR Screen Rate, plus (b) the Applicable Margin for Term SOFR Loans.
“Daily Term SOFR Screen Rate” means, with respect to a Swingline Loan, for any day the greater of (a) zero and (b) the one-month Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the Screen for such day (such day, the “Swingline Determination Date”). If as of 5:00 p.m. (New York time) on any Swingline Determination Date, the one-month Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published by the Term SOFR Administrator or on the Screen so long as such first preceding Business Day is not more than three Business Days prior to such Swingline Determination Date. For purposes of determining any interest rate hereunder or under any other Loan Document that is based on the Daily Term SOFR Screen Rate, such interest rate shall change as and when the Daily Term SOFR Screen Rate changes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event that with the lapse of time or the giving of notice, or both, would be an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days after the date when due, (b) has notified the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swingline Lender and each Lender.

“Deposits” is defined in Section 10.5.
“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 5.6 as of the date hereof.
“Dollar” and “$” mean the lawful currency of the United States of America.
“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Environmental Laws” means any and all Laws, judicial decisions, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) personal injury or property damage relating to the release or discharge of Hazardous Materials, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Erroneous Payment” is defined in Section 9.11(a).
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” is defined in Article VIII.
“Evergreen Letter of Credit” is defined in Section 2.20(b)(ii).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any withholding Taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Extension Date” is defined in Section 2.24(a).
“Extension Notice” is defined in Section 2.24(a).
“Facility Termination Date” means December 11, 2029, any later date specified as the Facility Termination Date in accordance with Section 2.24 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.
“Fitch” means Fitch Ratings and its successors.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Screen Rate.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5, subject to Section 1.4.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” means each Material Subsidiary that is a party to the Material Subsidiary Guaranty, either on the Closing Date or pursuant to Section 6.12, and their respective successors and assigns.
“Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any payment obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.
“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Incremental Commitment” is defined in Section 2.25(a).
“Incremental Effective Date” is defined in Section 2.25(c).
“Incremental Lender” is defined in Section 2.25(b).
“Indebtedness” means, without duplication, all obligations of the Borrower or any Subsidiary: (a) consisting of Interest-bearing Debt; (b) on account of deposits or advances, excluding deposits and advances received in the ordinary course of business; and (c) constituting a Guaranty by such Person in respect to indebtedness of others to the extent not included in clause (a). For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” means each of the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, each Issuing Bank, and each Creditor Related Party of any of the foregoing.
“Information” is defined in Section 10.13(a).
“Interest-bearing Debt” means, without duplication, all interest-bearing obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person, provided that the amount of such obligation which has not been assumed by the Borrower or a Subsidiary shall be the lesser of (i) the amount of such obligation and (ii) the fair market value of such assets; (c) for the deferred purchase price of any property or services evidenced by a note, payment contract or other instrument (other than an account payable arising in the ordinary course of business), (d) constituting the principal component of obligations as lessee under any Capitalized Lease; (e) that are Guaranties by the Borrower or a Subsidiary in respect to Interest-bearing Debt of other Persons; (f) that are net liabilities under interest rate swaps, collars and other interest rate hedging agreements; (g) consisting at any time of the aggregate undrawn and unexpired amount of standby letters of credit plus the aggregate amount of drawings thereunder that have not been reimbursed; (h) constituting the principal component of obligations that are amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases; (i) that are indebtedness attributable to Permitted Sales and Leasebacks; and (j) that are indebtedness attributable to Permitted Securitization Transactions (only to the extent such transactions include recourse to the Borrower or a Subsidiary). For all purposes of this Agreement, Interest-bearing Debt of any Person shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.
“Interest Differential” is defined in Section 3.4.
“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense: (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases, and (e) discount or other yield attributable to Permitted Securitization Transactions.

“Interest Period” means, with respect to a Term SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)no Interest Period shall extend beyond the Facility Termination Date; and
(d)no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.
“Investment” means the acquisition, purchase, or making of any loan, advance, contribution to capital or extension of credit, and any purchase of stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Bank” means U.S. Bank (in each case through itself or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit, and each other Lender (if any) that the Borrower from time to time selects as an Issuing Bank pursuant to Section 2.20 and that has agreed in writing to be an Issuing Bank. Any Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” includes any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“Issuing Bank Sublimit” means, with respect to any Issuing Bank, on any date, the amount agreed to between such Issuing Bank and the Borrower and notified to and approved by the Administrative Agent. The initial amount of such Issuing Bank’s Issuing Bank Sublimit is set forth on Schedule 1 or in the agreement pursuant to which it became an Issuing Bank, as applicable. The Issuing Bank Sublimit of an Issuing Bank may be modified from time to time in accordance with Section 2.20(c), and notified to and approved by the Administrative Agent, which may amend Schedule 1 from time to time to reflect any such Issuing Bank Sublimit modifications.
“L/C Collateral Account” is defined in Section 2.20(l).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiration date thereof or the increase of the amount thereof.
“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable Issuing Bank and relating to such Letter of Credit.
“L/C Fee” is defined in Section 2.5(b).
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Lender at any time are its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.
“L/C Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Aggregate Commitment. The L/C Sublimit is part of, and not in addition to, the Commitments.
“Law” means, collectively, all applicable international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender Party” is defined in Section 9.11(a).
“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes the Swingline Lender but does not include the Administrative Agent or the Issuing Banks in their respective capacities as the Administrative Agent or as an Issuing Bank.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
“Loan” means a Revolving Loan or a Swingline Loan.
“Loan Documents” means this Agreement, the Notes, each Letter of Credit Agreement, each Material Subsidiary Guaranty and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, a Material Subsidiary or any other guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.
“Loan Parties” means the Borrower and the Guarantors.
“Long Term Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the long term, unsecured and unsubordinated indebtedness guaranteed by the non-regulated Subsidiaries of the Borrower; provided that, in the event that any such rating agency shall cease to issue such rating on the long term, unsecured and unsubordinated indebtedness guaranteed by the non-regulated Subsidiaries of the Borrower, the “Long Term Debt Rating” of such rating agency shall be the issuer rating assigned by such rating agency to the Borrower.
“Material Subsidiary” means (a) the Subsidiaries listed on Schedule 3 hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated assets of the Borrower and its Subsidiaries (excluding Otter Tail Power Company and its Subsidiaries), or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated gross revenues of the Borrower and its Subsidiaries (excluding Otter Tail Power Company and its Subsidiaries). Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Administrative Agent, but not less than one time per fiscal year of the Borrower thereafter. Notwithstanding the foregoing, neither Otter Tail Power Company nor any Subsidiary of Otter Tail Power Company shall be deemed a Material Subsidiary.
“Material Subsidiary Guaranty” means the Fourth Amended and Restated Guaranty in the form of Exhibit F hereto, duly completed and executed by each Material Subsidiary now existing or hereafter formed or acquired, except for any Subsidiary that is a Controlled Foreign Corporation.
“Maximum Rate” is defined in Section 2.22.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means a Plan that constitutes a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2(b) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” is defined in Section 2.24(b).
“Non-Extension Notice Date” is defined in Section 2.20(b)(ii).
“Note” is defined in Section 2.13(d).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all L/C Obligations, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that “Obligations” shall exclude all Excluded Swap Obligations. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document, including Erroneous Payment subrogation rights and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender or any Issuing Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Otter Tail Power Company” shall mean Otter Tail Power Company, a Minnesota corporation, and a Subsidiary of the Borrower.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).
“Participant” is defined in Section 10.4(d).
“Participant Register” is defined in Section 10.4(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” means (a) the Facility Termination Date, (b) with respect to any Swingline Loan and any Base Rate Loan, the last Business Day of each month, and (c) with respect to any fees, including any commitment fees, L/C Fees and any Letter of Credit fronting fees, the last Business Day of each March, June, September and December of each year.
“Payment Recipient” is defined in Section 9.11(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.
“Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to Interest-bearing Debt, calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).
“Permitted Securitization Transactions” means sales of accounts receivable and other securitization transactions in nominal principal amounts not to exceed $50,000,000 in the aggregate; provided, that such transactions may include only recourse to the Borrower or a Subsidiary (a) under customary representations and warranties not constituting credit support for the assets sold, and (b) constituting credit support in an amount not exceeding 10% of the nominal principal amount of the transaction. The nominal principal amount of any Permitted Securitization Transaction, and the discount or other yield attributable thereto for purposes of determination of Interest Expense, shall each be determined on a reasonable basis by the Borrower as if each such transaction were a financing transaction and not a sale.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.
“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Preferred Stock” means stock of the Borrower other than common stock.

“Prepayment Notice” is defined in Section 2.7(b).
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.
“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Exposure and the denominator of which is the Aggregate Revolving Exposure.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” is defined in Section 10.13(b).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 10.27.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” is defined in Section 10.4(c).
“Regulation U” means Regulation U of the Board and any other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 10% or more of the equity interests of the Borrower; or (c) 10% or more of the equity interests of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” is defined in Section 9.6(b).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code or Section 302(c) of ERISA.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders, provided, that, at any time there are at least two (2) Lenders that are not Affiliates of one another, “Required Lenders” must include at least two (2) Lenders that are not Affiliates of one another. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” is defined in Section 9.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only).
“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount of such Revolving Lender’s Revolving Loans outstanding at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the L/C Obligations at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Commitment or, if the Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means, with respect to a Revolving Lender, such Revolving Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.
“Sanctions” means sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the

United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury, or (e) other relevant sanctions authority.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Adjustment” means 0.10% (10 basis points).
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Supported QFC” is defined in Section 10.27.
“Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives

Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Swap Obligation” means, with respect to any Person, any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swaps and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap.
“Swingline Lender” means U.S. Bank or such other Lender that succeeds to its rights and obligations as Swingline Lender pursuant to the terms of this Agreement.
“Swingline Loan” means a loan made available to the Borrower by the Swingline Lender pursuant to Section 2.4.
“Syndication Agent” means Keybanc Capital Markets, Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).
“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.
“Term SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.
“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin.
“Term SOFR Screen Rate” means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published by the Term SOFR Administrator on the Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.
“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.
“Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, Preferred Stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.
“Type” means, with respect to any Borrowing, its nature as a Base Rate Borrowing or a Term SOFR Borrowing and with respect to a Loan, its nature as a Base Rate Loan or a Term SOFR Loan.
“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” is defined in Section 10.27.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(g)(ii)(B)(3).
“UETA” means the Uniform Electronic Transactions Act as in effect in the State of Minnesota, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Withholding Agent” means the Loan Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
The foregoing definitions apply equally to both the singular and plural forms of the defined terms.
1.2.Loan Classes. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term SOFR Borrowing”).
1.3.Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
1.4.Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.5, except that any calculation or determination to be made on a consolidated basis shall be made for the Borrower and all Subsidiaries, including any that are unconsolidated on the Borrower’s audited financial statements. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), but until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP before such change and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. For the avoidance of doubt, any reference to Capitalized Lease herein refers solely to a lease classified as a finance lease in accordance with GAAP.
1.5.Other Definitional Terms; Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lenders, and survives any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations and Obligations that have been Cash Collateralized), all Letters of Credit have expired without renewal or been returned to applicable Issuing Banks, and the Commitments are terminated. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.
1.6.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.7.Term SOFR Notification. The interest rate on Term SOFR Borrowings and Daily Term SOFR Loans is determined by reference to the Adjusted Term SOFR Screen Rate and Daily Term SOFR Screen Rate, respectively, which is derived from Term SOFR. Section 3.3(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 3.3(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Screen Rate and Daily Term SOFR Screen Rate, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to, the Term SOFR Screen Rate or Daily Term SOFR Screen Rate, as applicable. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Screen Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Screen Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.9.Amendment and Restatement. The Borrower, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Sections 4.1 and 4.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Borrower Obligations” under and as defined in the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) as in effect prior to the date hereof or the Indebtedness created thereunder. The commitment of each Lender that is a party to the Existing Credit Agreement shall, on the date hereof, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the date hereof shall continue as Loans and Letters of Credit under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, respectively, (c) all obligations constituting “Borrower Obligations” under the Existing Credit Agreement with any Lender or any affiliate of any Lender which are outstanding on the date hereof shall continue as Obligations under this Agreement and the other Loan Documents, (d) any “Revolving Note” under the Existing Credit Agreement shall be deemed for all purposes superseded and replaced by the Note (if any) issued to such Lender under this Agreement and (e) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Loans, interest and fees due and payable to a Lender hereunder reflect such Lender’s pro rata share on the date hereof. Each Lender hereby confirms the Administrative Agent’s authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the other existing Loan Documents as the Administrative Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement so long as such amendments, restatements or other modifications do not contain any material modifications adverse to the Lenders (and, for the avoidance of doubt, such modifications may include the addition of Loan Parties and other changes that are otherwise permitted by the Administrative Agent’s authority under or with respect to such existing Loan Documents or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement).

ARTICLE 2ARTICLE II
THE CREDITS
2.1.Commitments.
(a)From the Closing Date until the Facility Termination Date, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower in Dollars only if, after giving effect to the making of each such loan,
(i)such Revolving Lender’s Revolving Exposure does not exceed its Commitment; and
(ii)the Aggregate Revolving Exposure does not exceed the Aggregate Commitment.
All Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time before the Facility Termination Date. Unless previously terminated, the Commitments shall terminate on the Facility Termination Date.
2.2.Required Payments; Termination. The Borrower shall pay in full on the Facility Termination Date the aggregate principal amount of all Loans, all interest thereon, all L/C Obligations, all fees and expenses due hereunder, and all other unpaid Obligations under this Agreement and the other Loan Documents.
2.3.Ratable Borrowings; Types of Borrowings. Each Borrowing shall be made from the several Revolving Lenders ratably according to their Applicable Percentages The Borrowings may be Base Rate Borrowings or Term SOFR Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.
2.4.Swingline Loans.
(a)Amount of Swingline Loans. Subject to the terms and conditions set forth herein, from the Closing Date and until the Facility Termination Date, the Swingline Lender may, at its option, on the terms and conditions set forth in this Agreement, make Swingline Loans in Dollars to the Borrower from time to time in an aggregate principal amount not to exceed $20,000,000, only if, after giving effect to such Swingline Loan, (i) the Aggregate Revolving Exposure does not exceed the Aggregate Commitment, and (ii) the sum of (A) the Swingline Lender’s Applicable Percentage of the Swingline Loans, plus (B) the outstanding Revolving Loans made by the Swingline Lender, plus (C) the Swingline Lender’s Applicable Percentage of the L/C Obligations does not exceed the Swingline Lender’s Commitment. Subject to the terms of this Agreement (including without limitation the discretion of the Swingline Lender), the Borrower may borrow, repay and reborrow Swingline Loans at any time before the Facility Termination Date.
(b)Borrowing Notice. To borrow a Swingline Loan, the Borrower shall deliver to the Administrative Agent and the Swingline Lender a Borrowing Notice not later than 1:00 p.m. (Minneapolis, Minnesota time) on the Borrowing Date of each Swingline Loan, specifying (i) the Borrowing Date (which shall be a Business Day) and (ii) the amount of the requested Swingline Loan, which shall be not less than $100,000.
(c)Making of Swingline Loans; Participations. Not later than 3:00 p.m. (Minneapolis, Minnesota time) on the applicable Borrowing Date, the Swingline Lender shall make available the Swingline Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Section 10.1. The Administrative Agent shall promptly make the funds received from the Swingline Lender available to the Borrower on the Borrowing Date at such address. Each time the Swingline Lender makes a Swingline Loan, the Swingline Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, a participation in such Swingline Loan in proportion to such Revolving Lender’s Applicable Percentage.
(d)Repayment of Swingline Loans. The Borrower shall pay each Swingline Loan in full on the date selected by the Administrative Agent. In addition, the Swingline Lender may at any time in its sole discretion with respect to any outstanding Swingline Loan require each Revolving Lender to fund its participation acquired pursuant to Section 2.4(c) or require each Revolving Lender (including the Swingline Lender) to make a Revolving Loan in the amount of such Revolving Lender’s Applicable Percentage of such Swingline Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swingline Loan. Not later than 12:00 noon (Minneapolis, Minnesota time) on the date of any notice received pursuant to this Section 2.4(d), each Revolving Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Section 10.1. Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Borrowings and thereafter may be continued as Base Rate Borrowings or converted into Term SOFR Borrowings as provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Revolving Lender has notified the Swingline Lender, before the making of any Swingline Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 was not satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay Swingline Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right such Revolving Lender has against the Borrower, the Administrative Agent, the Swingline Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. If any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received, and the Administrative Agent may receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swingline Loans.
2.5.Fees.
(a)Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender according to its Applicable Percentage a commitment fee at a per annum rate equal to the Applicable Margin on the average daily Available Aggregate Commitment from the Closing Date until the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date. Swingline Loans shall not count as Revolving Exposure for the purpose of calculating the commitment fee due hereunder.
(b)L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Term SOFR Loans in effect from time to time during the period from and including the date of the issuance of such Letter of Credit to and including the later of the Facility Termination Date and the date on which such Lender ceases to have any L/C Obligations. Accrued L/C Fees shall be payable in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, and on the Facility Termination Date; provided that any such fees accruing after the Facility Termination Date shall be payable on demand.
(c)L/C Fronting Fees. The Borrower agrees to pay to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to 0.125% on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the date of issuance of such Letter of Credit to and including the later of the Facility Termination Date and the date on which such Issuing Bank ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit. Accrued fronting fees shall be payable in arrears on each Payment Date; provided that any such fees accruing after the Facility Termination Date shall be payable on demand. In addition, the Borrower agrees to pay to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.
2.6.Minimum Amount of Each Borrowing. Each Term SOFR Borrowing shall be in the minimum amount of $500,000 and in integral multiples of $500,000, and each Base Rate Borrowing (other than a Borrowing to repay Swingline Loans) shall be in the minimum amount of $100,000 and in integral multiples of $100,000, except that any Base Rate Borrowing may be in the amount of the Available Aggregate Commitment.
2.7.Termination of and Reductions in Aggregate Commitment; Voluntary Prepayments.
(a)The Borrower may terminate the unused portion of the Commitments or from time to time permanently reduce the Commitments ratably among the Revolving Lenders in integral multiples of $500,000, upon at least one Business Day’s irrevocable prior written notice to the Administrative Agent by 10:00 a.m. (Minneapolis, Minnesota time) specifying the amount of any such reduction. In no event may the amount of the Commitments be reduced below the Aggregate Revolving Exposure.
(b)The Borrower may from time to time prepay, without penalty or premium, all outstanding Base Rate Loans (other than Swingline Loans), or, in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Loans (other than Swingline Loans), upon same-day notice by 10:00 a.m. (Minneapolis, Minnesota time) to the Administrative Agent in the form of Exhibit C-3 (a “Prepayment Notice”). The Borrower may at any time prepay, without penalty or premium, all outstanding Swingline Loans, or any portion of the outstanding Swingline Loans, with notice to the Administrative Agent and the Swingline Lender by 11:00 a.m. (Minneapolis, Minnesota time) on the date of prepayment. The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term SOFR Loans, or, in a minimum aggregate amount of $500,000 and in integral multiples of $500,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Term SOFR Loans upon at least two Business Days’ prior written notice to the Administrative Agent by 10:00 a.m. (Minneapolis, Minnesota time).
(c)If at any time the Aggregate Revolving Exposure shall exceed the Aggregate Commitment, the Borrower shall (i) pay any Loans, and (ii) Cash Collateralize the L/C Obligations in accordance with the terms of Sections 8.2 and 8.3, in the amount of such excess. Failure by the Borrower to so pay the Loans or deliver such cash collateral shall constitute an Event of Default under Section 8.1 hereof.
2.8.Borrowing Notices. The Borrower shall select the Type of Borrowing and, in the case of each Term SOFR Borrowing, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C-1 (a “Borrowing Notice”) not later than (x) 1:00 p.m. (Minneapolis, Minnesota time) on the Borrowing

Date of each Base Rate Borrowing and (y) 10:00 a.m. (Minneapolis, Minnesota time) two Business Days before the Borrowing Date for each Term SOFR Borrowing, specifying:
(a)the Borrowing Date, which shall be a Business Day, of such Borrowing;
(b)the aggregate amount of such Borrowing;
(c)the Type of Borrowing selected; and
(d)in the case of each Term SOFR Borrowing, the Interest Period applicable thereto.
Not later than 12:00 noon (Minneapolis, Minnesota time) (or, in the case of any Base Rate Borrowing in respect of which the Borrowing Notice shall have been received by the Administrative Agent at or after 10:00 a.m. (Minneapolis, Minnesota time) on the proposed Borrowing Date thereof, 3:00 p.m. (Minneapolis, Minnesota time) on the selected Borrowing Date, each Revolving Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Section 10.1. The Administrative Agent shall make the funds so received from the Revolving Lenders available to the Borrower at such address.
2.9.Conversion and Continuation of Outstanding Borrowings; Maximum Number of Interest Periods. Base Rate Borrowings shall continue as Base Rate Borrowings unless and until such Base Rate Borrowings are converted into Term SOFR Borrowings pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7. Each Term SOFR Borrowing denominated in Dollars shall continue as a Term SOFR Borrowing until the end of the then applicable Interest Period therefor, at which time such Term SOFR Borrowing shall be automatically converted into a Base Rate Borrowing unless (a) such Term SOFR Borrowing is or was prepaid in accordance with Section 2.7 or (b) the Borrower has given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Term SOFR Borrowing continue as a Term SOFR Borrowing for the same or another Interest Period. Subject to Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Borrowing into a Term SOFR Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C-2 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Borrowing into a Term SOFR Borrowing, conversion of a Term SOFR Borrowing to a Base Rate Borrowing, or continuation of a Term SOFR Borrowing not later than 10:00 a.m. (Minneapolis, Minnesota time) at least two Business Days before the date of the requested conversion or continuation, specifying:
(a)the requested date, which shall be a Business Day, of such conversion or continuation;
(b)the Type of the Borrowing and whether it is to be converted or continued; and
(c)the amount of such Borrowing to be converted or continued and, in the case of a Term SOFR Borrowing, the duration of the Interest Period applicable thereto.

After giving effect to all Borrowings, all conversions of Borrowings from one Type to another and all continuations of Borrowings of the same Type, there shall be no more than eight (8) Loans bearing interest calculated based on SOFR in effect hereunder.
Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
2.10.Interest Rates. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or is automatically converted into a Base Rate Loan pursuant to Section 2.9, to the date it is paid or is converted into a Term SOFR Loan pursuant to Section 2.9, at a rate per annum equal to the Base Rate for such day. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the day such Swingline Loan is made to the date it is paid, at a rate per annum equal to, at the Borrower’s option, the Base Rate for such day or the Daily Term SOFR Rate. Changes in the rate of interest on each Base Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from the first day of the Interest Period applicable thereto to the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Term SOFR Loan based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Applicable Margin.
2.11.Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default, the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice can be revoked at the option of the Required Lenders notwithstanding Section 10.2(b)), declare that no Borrowing may be made as, converted into or continued as a Term SOFR Borrowing. Notwithstanding anything to the contrary in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default, at the option of the Required Lenders (or, in the case of an Event of Default under Section 8.1(a), (e), (f) or (g), automatically),
(a)the Loans shall bear interest at the rate otherwise applicable thereto plus 2.00% per annum; and
(b)the L/C Fee shall be increased by 2.00% per annum; and
(c)with respect to any other amount due and payable, such amount shall bear interest at the Base Rate plus 2.00% per annum.
2.12.Method of Payment.
(a)Each Loan shall be repaid, and each payment of interest thereon shall be paid, in the currency in which such Loan was made. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at its address specified pursuant to Section 10.1, or at any other address specified in writing by the Administrative Agent to the Borrower, by noon (Minneapolis, Minnesota time) on the date when due and shall (except (i) with respect to repayments of Swingline Loans, (ii) in the case of L/C Disbursements for which the Issuing Banks have not been fully indemnified by the Revolving Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Section 10.1. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, L/C Disbursements and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12(a) shall also be deemed to refer, and shall apply equally, to the Issuing Banks, in the case of payments required to be made by the Borrower to the Issuing Banks pursuant to Section 2.20(f).
(b)The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan, together with all accrued and unpaid interest thereon, on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.
2.13.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent will also maintain accounts in which it will record (i) the amount of each Borrowing and the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Letter of Credit and the amount of L/C Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)The entries maintained in the accounts maintained pursuant to Section 2.13(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay the Obligations in accordance with their terms.
(d)Any Lender (including the Swingline Lender) may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit D (with appropriate changes for notes evidencing Swingline Loans) (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender each applicable Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (before any assignment pursuant to Section 10.4(b)) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) of Section 2.13(b).
2.14.Oral Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Borrowings, to effect selections of Types of Borrowings, and to transfer funds based on oral or written requests, including Borrowing Notices and Conversion/Continuation Notices via telephone. The Administrative Agent and the Lenders may rely upon, and shall incur no liability for relying upon, any oral or written request the Administrative Agent or any Lender believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Administrative Agent, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent shall govern absent manifest error.
2.15.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Loan and each Swingline Loan shall be payable on each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued on each Term SOFR Loan shall be payable on the last day of its applicable Interest Period, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued on each Term SOFR Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 is payable on demand. Interest and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received before noon (Minneapolis, Minnesota time). If any payment of principal of or interest on a Loan becomes due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such interest or principal shall be payable on the immediately preceding Business Day.
2.16.Notification of Borrowings, Interest Rates, Prepayments, and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent shall notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and Prepayment Notice received by it hereunder. Promptly after notice from the applicable Issuing Bank, the Administrative Agent shall notify each Revolving Lender of the contents of each request for issuance of a Letter of Credit. The Administrative Agent shall notify each Lender of the interest rate applicable to each Term SOFR Loan promptly upon determination of such interest rate and shall give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.Lending Offices. Each Lender may book its Loans and its participations in L/C Obligations, and each Issuing Bank may book its Letters of Credit, at any lending office it selects and may change its lending office from time to time. All terms of this Agreement shall apply to any such lending office, and the Loans, Letters of Credit, and participations in L/C Obligations and any Notes shall be deemed held by the relevant Lender or Issuing Bank for the benefit of any such lending office. Each Lender and Issuing Bank may, by written notice to the Administrative Agent and the Borrower in accordance with Section 10.1, designate replacement or additional lending offices through which it will make Loans or issue Letters of Credit and for whose account payments with respect to Loans or Letters of Credit will be made.
2.18.Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender notifies the Administrative Agent before the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but is not obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.19.Sharing of Payments. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Loans or participations in Letters of Credit or Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or participations in Letters of Credit or Swingline Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and participations in Letters of Credit or Swingline Loans and such other obligations from the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments is shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Letters of Credit or Swingline Loans and other amounts owing them; provided that:
(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)the provisions of this Section 2.19 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.20(k), or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section 2.19 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.20.Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank, in reliance on (among other things) the agreements of the Lenders set forth in this Section 2.20, to issue (and the Issuing Bank agrees to issue), at any time and from time to time from the Closing Date until the Facility Termination Date, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.20(l), the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such Issuing Bank in its reasonable determination.
(b)Notice of Issuance, Extension or Other Amendment.
(i)To request the issuance of a Letter of Credit, the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and specifying the requested date of issuance (which shall be a Business Day), the purpose and nature of the requested Letter of Credit, and such other information as is necessary (in the reasonable discretion of such Issuing Bank) to prepare such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application and reimbursement agreement on such Issuing Bank’s standard form. In the event of any conflict between this Agreement and any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”). Each Evergreen Letter of Credit shall permit the Issuing Bank to prevent automatic extension at least once in each one-year period by giving prior notice of non-extension to the beneficiary not later than a day (the

“Non-Extension Notice Date”) in each one-year period to be agreed upon by the Borrower or the beneficiary and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank, the Administrative Agent, or any Lender for any such extension with respect to an Evergreen Letter of Credit. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.20(d). Any request to extend the then-current expiration date of a Letter of Credit that is not an Evergreen Letter of Credit shall be made by the Borrower within 45 days before the then-current expiration date of such Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not
(A)permit any extension of a Letter of Credit if, on or before the day that is (1) in the case of an Evergreen Letter of Credit, seven Business Days before the Non-Extension Notice Date or (2) in all other cases, 30 Business Days before the then-current expiration date for such Letter of Credit, such Issuing Bank has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent that the Required Lenders have elected not to permit such extension or
(B)be obligated to permit any extension if (1) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof or (2) on or before the day that is (I) in the case of an Evergreen Letter of Credit, seven Business Days before the Non-Extension Notice Date or (II) in all other cases, 30 Business Days before the then-current expiration date for such Letter of Credit, such Issuing Bank has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) from the Administrative Agent, any Lender or the Borrower that such Issuing Bank should not permit such extension because the conditions in Section 4.2 are not then satisfied.
(iii)If the Borrower desires to request an increase, decrease or other amendment to a Letter of Credit (other than requests to extend the then-current expiration date), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of such amendment) a notice requesting the amendment of such Letter of Credit and specifying the requested date of amendment (which shall be a Business Day), the purpose and nature of the requested amendment, and such other information as is necessary (in the reasonable discretion of such Issuing Bank) to amend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit amendment application on such Issuing Bank’s standard form and execute and deliver such other agreements, instruments and documents relating to such amendment as may be requested by the Issuing Bank.
(iv)If (A) any letter of credit has been previously issued by an Issuing Bank, (B) such letter of credit satisfies all of the requirements of a Letter of Credit set forth in this Section 2.20, (C) both before and after giving effect to the inclusion of such letter of credit as a Letter of Credit, the conditions in Sections 2.20(c) and 4.2 are satisfied, and (D) the Borrower wishes for such letter of credit to become a Letter of Credit subject to the terms and conditions of this Agreement, the Borrower shall give notice of the foregoing to the Issuing Bank and request that the Issuing Bank consent to treat such letter of credit as a Letter of Credit. Upon receiving such consent in writing, the Borrower shall promptly submit a copy of such notice and consent to the Administrative Agent. Upon the receipt by the Administrative Agent of a copy of such request bearing such consent, such letter of credit shall be (from the date of such receipt) deemed a Letter of Credit for all purposes of this Agreement and the other Loan Documents and considered issued hereunder pursuant to the terms hereof.
(c)Limitations on Amounts, Issuance and Amendment.
(i)A Letter of Credit shall be issued, extended or otherwise amended, and an existing letter of credit shall be deemed a Letter of Credit pursuant to Section 2.20(b)(iv), only if (and upon the effectiveness of such transaction, the Borrower shall be deemed to represent and warrant that), after giving effect to such transaction, (A) the sum of (1) the aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank plus (2) the aggregate amount of all L/C Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower does not exceed such Issuing Bank’s Issuing Bank Sublimit, (B) the aggregate L/C Obligations do not exceed the L/C Sublimit, (C) the Revolving Exposure of any Lender does not exceed its Commitment, and (D) the total Revolving Exposures do not exceed the Aggregate Commitment. The Borrower may, at any time and from time to time, increase or reduce the Issuing Bank Sublimit of any Issuing Bank with the consent of such Issuing Bank and the Administrative Agent; provided that the Borrower shall not reduce the Issuing Bank Sublimit of any Issuing Bank if such reduction would cause any of the conditions set forth in clauses (A) through (D) above to not be satisfied.
(ii)An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(A)(1) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or requests that such Issuing Bank refrain from issuing such Letter of Credit, (2) any Law applicable to such Issuing Bank prohibits the issuance of letters of credit generally or such Letter of Credit in particular, or (3) any such order, judgment, decree, or Law imposes upon such Issuing Bank with respect to such Letter of

Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on date such Issuing Bank became an Issuing Bank, or imposes upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date such Issuing Bank became an Issuing Bank;
(B)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or
(C)except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial amount less than $100,000.
(iii)An Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) one year after the date of the issuance of such Letter of Credit (or, for any Letter of Credit that has been extended, whether automatically or by amendment, one year after the then-current expiration date of such Letter of Credit), unless otherwise agreed by the Administrative Agent and the applicable Issuing Bank, and (ii) five Business Days before the Facility Termination Date; provided that the expiry date of a Letter of Credit may be up to one year later than the Facility Termination Date if the Borrower has posted on or before the fifth (5th) Business Day prior to the Facility Termination Date Cash Collateral in the L/C Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the L/C Obligations with respect to such Letter of Credit.
(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) in accordance with the terms hereof, and without any further action on the part of the Issuing Bank, the Administrative Agent, or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender’s obligation to acquire participations pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension or other amendment of any Letter of Credit in accordance with the terms hereof, any Default or Event of Default, or any reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the Issuing Bank in the manner provided in Section 2.12(a) (and the Administrative Agent shall pay to such Issuing Bank promptly upon receipt), such Lender’s Applicable Percentage of each L/C Disbursement made by such Issuing Bank promptly upon the request of such Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by the

Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Facility Termination Date. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.20(f), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, to such Lenders. Any payment made by a Lender pursuant to this paragraph is not a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement. Each Lender’s participation in each Letter of Credit will be adjusted to reflect such Lender’s Applicable Percentage as in effect from time to time.
(f)Reimbursement. If an Issuing Bank makes any L/C Disbursement, the Borrower shall reimburse such Issuing Bank by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon (New York City time) on (i) the Business Day of the notice from the Issuing Bank described in Section 2.20(h), if such notice is given before 10:00 a.m. (New York City time), or (ii) the Business Day immediately following the date of such notice, if such notice is given at or after 10:00 a.m. (New York City time). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Applicable Percentage thereof. Subject to the terms and conditions of this Agreement, including without limitation Section 4.2, the Borrower may request a Borrowing to reimburse an L/C Disbursement.
(g)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.20(f) is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (3) payment by any Issuing Bank against presentation of a draft or other document that does not comply with the terms of the relevant Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.20(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank, and any of their Creditor Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by

Applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a final, non-appealable judgment from a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination. Without limitation of the foregoing, each Issuing Bank may:
(i)replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;
(ii)accept documents that appear on their face to be in substantial compliance with a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and make payment upon presentation of documents that appear on their face to be in substantial compliance with such Letter of Credit (even if not in strict compliance with such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit; and
(iii)in its sole discretion decline to accept documents presented under a Letter of Credit and to make such payment if such documents are not in strict compliance with such Letter of Credit.
This Section 2.20(g) shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing). Without limiting the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks, and their respective Creditor Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or any other Person, (y) an Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent or forged or for other reasons by which the Issuing Bank is entitled not to honor a Letter of Credit or (B) following the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (z) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank. No Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including (I) the Laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located or (II) the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the

Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.
Each Issuing Bank shall have all of the benefits and immunities (but not the obligations) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included such Issuing Bank with respect to such acts or omissions.
(h)Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable Laws or the Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such Issuing Bank has made or will make an L/C Disbursement in respect of such Letter of Credit, such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower of such L/C Disbursement. Such notice need not be given prior to payment by the Issuing Bank, and any failure or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such L/C Disbursement.
(i)Interim Interest. If any Issuing Bank makes any L/C Disbursement, then, unless the Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, or, to the extent attributable to any payments made by Lenders pursuant to Section 2.20(e), to such Lenders.
(j)Replacement or Resignation of an Issuing Bank.
(i)Any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank, and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued pursuant to Section 2.5(b) and (c) for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank. After the replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank with respect to Letters of Credit issued by it prior to such replacement, but shall not be required or permitted to issue additional Letters of Credit or to extend or otherwise amend any then-existing Letter of Credit.
(ii)Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders, and the Borrower. After the

resignation of an Issuing Bank, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank with respect to Letters of Credit issued by it prior to such resignation, but shall not be required or permitted to issue additional Letters of Credit or to extend or otherwise amend any then-existing Letter of Credit.
(k)Cash Collateralization. The Borrower shall, upon the request of the Administrative Agent or the Required Lenders and until the later of the Facility Termination Date and the date on which no L/C Obligations are outstanding, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “L/C Collateral Account”), in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the Issuing Banks, a security interest in all of the Borrower’s right, title and interest in and to all funds from time to time on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations. Nothing in this Section 2.20(l) either obligates the Administrative Agent to require the Borrower to deposit any funds in the L/C Collateral Account or limits the right of the Administrative Agent to release any funds held in the L/C Collateral Account, in each case other than as required by Section 2.23 or 8.2.
(l)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the applicable Issuing Bank for all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary, the Borrower agrees that (i) such Subsidiary has no rights against the Issuing Bank, the Administrative Agent, or any Lender, (ii) the Borrower (and, pursuant to the Material Subsidiary Guaranty, each Guarantor) is responsible for the obligations in respect of such Letter of Credit under the Loan Documents and any relevant application or reimbursement agreement, (iii) the Borrower has sole right to give instructions and make agreements with respect to the Letter of Credit and the disposition of documents related thereto, and (iv) the Borrower has all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the relevant Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the immediately preceding sentence and acknowledging that such Subsidiary is bound thereby.
2.21.Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Notwithstanding anything in this Section 2.21 to the contrary, (x) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (y) any Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.
2.22.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 2.22 shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, has been received by such Lender.
2.23.Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary in this Agreement, if any Lender becomes a Defaulting Lender, then, until such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2(b).
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks and Swingline Lender hereunder;

third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposures of such Lenders to the Aggregate Revolving Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Letters of Credit or Swingline Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(d).
(C)With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to Section 2.23(a)(iii)(B), the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(a)(iv), (2) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.23(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23(d).
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)Cash Collateral. At any time that there exists a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.23(d)(ii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)Application. Notwithstanding anything to the contrary in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, before any other application of such property otherwise provided for herein.
(iii)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(d) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that subject to this Section 2.23 the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
2.24.Extension of Facility Termination Date.
(a)Request for Extension. The Borrower may, by notice (each, an “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days prior to the Facility Termination Date then in effect hereunder (the “Extension Date”), request that each Lender extend such Lender’s Commitment for an additional one year.
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date set forth in the applicable Extension Notice (which shall be at least 10 Business Days before the Extension Date), advise the Administrative Agent whether such Lender agrees to such extension. Each Lender that determines not to so extend its Facility Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall promptly notify the Borrower of each Lender’s determination under this Section 2.24.
(d)Additional Commitment Lenders. The Borrower shall have the right on or before the Extension Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.4, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment or increase its existing Commitment, as applicable.
(e)Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Facility Termination Dates and the additional Commitments of the Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately before the Extension Date, then, effective as of the Extension Date, the Facility Termination Date of each extending Lender and of each Additional Commitment Lender shall be extended to the date specified in the Extension Notice, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Facility Termination Date for any Lender on any date of determination shall not be a date more than five (5) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.
(f)Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Facility Termination Date pursuant to this Section 2.24 shall not be effective with respect to any Lender unless:
(i)no Default or Event of Default has occurred and is continuing on the Extension Date and after giving effect thereto;
(ii)the representations and warranties in this Agreement are true and correct on and as of the Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)on or before the Extension Date, (A) the Borrower has paid in full the principal of and interest on all of the Revolving Loans made by each Non-Extending Lender and (B) the Borrower has paid in full all other amounts owing to such Non-Extending Lender hereunder.
(g)Amendment; Sharing of Payments. In connection with any extension of the Facility Termination Date, the Borrower, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.24 shall supersede Sections 2.19 and 10.2(b).
2.25.Incremental Commitments.
(a)Request for Increase. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) in an aggregate amount (for all such requests) not exceeding $120,000,000; provided that (i) any such request shall be in a minimum amount of the lesser of (x) $10,000,000, plus integral multiples of $5,000,000 (or such lesser amount as may be approved by the Administrative Agent) and (y) the entire remaining amount of increases available under this Section 2.25 and (ii) the Borrower shall make no more than a total of four (4) requests for Incremental Commitments under this Section 2.25.
(b)Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent, each Issuing Bank and the Swingline Lender. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Commitment pursuant to this Section 2.25, and any election to do so shall be in the sole discretion of such Lender.

(c)Incremental Effective Date. The Administrative Agent and the Borrower shall determine the effective date for each Incremental Commitment pursuant to this Section 2.25 (an “Incremental Effective Date”) and, if applicable, the final allocation of such Incremental Commitment among the Persons providing it, which date shall be a Business Day at least 10 Business Days after delivery of the request pursuant to Section 2.25(a) (unless otherwise approved by the Administrative Agent) and at least 30 days before the Facility Termination Date.
(d)Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Commitments shall be effective with respect to any Incremental Lender unless:
(i)no Default or Event of Default has occurred and is continuing on the Incremental Effective Date and after giving effect to such Incremental Commitment;
(ii)the representations and warranties in this Agreement are true and correct on and as of the Incremental Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)the Administrative Agent has received the documents required pursuant to Section 2.25(e); and
(iv)the Administrative Agent has received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.
As of such Incremental Effective Date, upon the satisfaction of the foregoing conditions, the Administrative Agent shall record the information about the applicable Incremental Commitment in the Register and give prompt notice thereof to the Borrower and the Lenders (including each Incremental Lender).
(e)Terms of Incremental Commitments.
(i)Joinder. The Borrower, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s). Effective as of the applicable Incremental Effective Date, subject to the terms and conditions set forth in this Section 2.25, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Revolving Lender, and the Revolving Loans made by it on such Incremental Commitment Effective Date pursuant to Section 2.25(e)(ii) shall be Revolving Loans, for all purposes of this Agreement. For the avoidance of doubt, except as otherwise expressly set forth herein, all terms and conditions applicable to the Incremental Commitment shall be identical to the terms and conditions applicable to the existing Commitments.
(ii)Adjustments to Revolving Outstandings. Upon the Incremental Effective Date for each Incremental Commitment, (i) if there are Revolving Loans then outstanding, the Borrower shall prepay such Revolving Loans (and pay any additional amounts required pursuant to Section 3.4 in connection therewith), and borrow Revolving Loans from the Incremental Lender(s), so that, after giving effect to such prepayments and borrowings, all Revolving Loans will be held ratably by the Revolving Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s) and (ii) if there are Swingline Loans or Letters of Credit then outstanding, the participations of the Revolving Lenders in such Swingline Loans or Letters of Credit, as the case may be, will be automatically adjusted to reflect the Applicable Percentages of all the Revolving Lenders (including each Lender providing such Incremental Commitment) after giving effect to the applicable Incremental Commitment(s).
(f)This Section 2.25 supersedes any provision in Section 2.19 or 10.2(b) to the contrary.

ARTICLE 3ARTICLE III
YIELD PROTECTION; TAXES
3.1.Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate) or any Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank, or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
3.2.Certificates for Reimbursement; Delay in Requests. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 3.1 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.3.Availability of Types of Borrowings; Adequacy of Interest Rate; Benchmark Replacement.
(a)Availability of Term SOFR Borrowings and Daily Term SOFR Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:
(i)for any reason in connection with any request for a Term SOFR Borrowing or a Daily Term SOFR Loan or a conversion or continuation thereof, that the Adjusted Term SOFR Screen Rate for any requested Interest Period with respect to a proposed Term SOFR Borrowing or the Daily Term SOFR Screen Rate with respect to a proposed Daily Term SOFR Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of the funding such Loans, or
(ii)the interest rate applicable to Term SOFR Borrowings or to Daily Term SOFR Loans for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of Term SOFR Borrowings and Daily Term SOFR Loans and require any affected Term SOFR Borrowings and Daily Term SOFR Loans to be repaid or converted to Base Rate Borrowings (x) in the case of Term SOFR Borrowings, at the end of the applicable Interest Period and (y) in the case of Daily Term SOFR Loans, immediately.
(b)Benchmark Replacement.
(i)Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate, Term SOFR or the Daily Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 10.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrower may revoke any request for a Term SOFR Borrowing or Daily Term SOFR Loan, or any request for the conversion or continuation of a Term SOFR Borrowing or Daily Term SOFR

Loan to be made, converted or continued during any Benchmark Unavailability Period (x) in the case of Term SOFR Borrowings, at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing and (y) in the case of Daily Term SOFR Loans, immediately. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
3.4.Funding Indemnification. If
(a)any payment of a Term SOFR Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;
(b)a Term SOFR Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lenders;
(c)a Term SOFR Borrowing is converted other than on the last day of the Interest Period applicable thereto;
(d)the Borrower fails to borrow, convert, continue or prepay a Term SOFR Borrowing on the date specified in any notice delivered pursuant hereto; or
(e)a Term SOFR Borrowing is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(b);
then the Borrower shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.
The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term SOFR Borrowing, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
3.5.Taxes.
(a)Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.5(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, if the Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or E-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 3.5(g)(ii)(D), “FATCA” includes any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of, or credit for, any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.5(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.6.Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to a then current Benchmark, or to determine or charge interest rates based upon such Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Borrowings based on such Benchmark or to convert Base Rate Borrowings to Borrowings based on such Benchmark shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Borrowings the interest rate on which is determined by reference to a component of the Base Rate based on such Benchmark, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to such component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each affected Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to such component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender can lawfully continue to maintain such Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such Loan, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon such Benchmark, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the affected component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

ARTICLE 4ARTICLE IV
CONDITIONS PRECEDENT
4.1.Conditions of Closing. The Lenders shall not be required to make the initial Credit Extension unless each of the following conditions is satisfied:
(a)The Administrative Agent shall have received executed counterparts of each of the following:
(i)this Agreement;
(ii)any Notes requested by a Lender pursuant to Section 2.13;
(iii)the Material Subsidiary Guaranty;
(iv)a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (B) as to the bylaws, operating agreement or other organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (C) as to resolutions of the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (D) as to a good standing certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization as of a recent date, to the extent generally available in such jurisdiction, and (E) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Credit Extension;
(v)a certificate, signed by an Authorized Officer of the Borrower, stating that on the Closing Date (A) no Default or Event of Default has occurred and is continuing, (B) the representations and warranties in Article V are (1) with respect to any representations or warranties that contain a materiality qualifier or be qualified as to “Adverse Event”, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier or are not qualified as to “Adverse Event”, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date and (C) that the conditions precedent set forth in Section 4.1(d) are satisfied as of such date; and

(vi)a written opinion of the Loan Parties’ counsel, in form and substance acceptable to the Administrative Agent, addressed to the Lenders.
(b)the Administrative Agent shall have received evidence satisfactory to it of the payment of all interest, fees and premiums, if any, on all loans and other extensions of credit outstanding under the Existing Credit Agreement.
(c)The Administrative Agent’s Fee Letter and payment of all fees and reimbursements payable hereunder and thereunder.
(d)There shall not have occurred an Adverse Event since December 31, 2023.
(e)Upon the reasonable request of any Lender made at least ten (10) days prior to the date hereof, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, in each case at least five (5) days prior to the date hereof.
(f)At least five (5) days prior to the date hereof, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to the Borrower.
(g)The Administrative Agent shall have received such other agreements, documents, instruments and certificates relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as are reasonably requested by the Administrative Agent and its counsel, in form and substance reasonably satisfactory to the Administrative Agent.
4.2.Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:
(a)There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
(b)The representations and warranties in Article V are (i) with respect to any representations or warranties that contain a materiality qualifier or be qualified as to “Adverse Event”, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier or are not qualified as to “Adverse Event”, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date.

(c)The Administrative Agent and, if applicable, the Swingline Lender or the applicable Issuing Bank shall have received a Borrowing Notice or Letter of Credit application in accordance with the requirements hereof.
Each Borrowing Notice or request for issuance of a Letter of Credit constitutes a representation and warranty by the Borrower that the conditions in Section 4.2(a) and (b) have been satisfied.
ARTICLE 5ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement, to grant the Commitments and to make Loans hereunder, the Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.1.Organization, Standing, Etc.. The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.
5.2.Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
5.3.No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under subsection (a) or (c) would reasonably constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.

5.4.Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been made or obtained and are in full force and effect.
5.5.Financial Statements and Condition. The Borrower’s audited consolidated financial statements as of December 31, 2023, and the Borrower’s unaudited quarterly financial statements as of September 30, 2024, as heretofore furnished to the Lenders, have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited quarterly financial statements, for the absence of footnotes and for year-end audit adjustments) and fairly present in all material respects the financial condition of the Borrower and the Subsidiaries, taken as a consolidated enterprise, as at such dates and the results of their operations for the fiscal period then ended. As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2023, no Adverse Event has occurred.
5.6.Litigation and Contingent Liabilities. Except as described in Schedule 5.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, would constitute an Adverse Event. Except as described in Schedule 5.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in an Adverse Event.
5.7.Compliance. The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, except where non-compliance thereof would not constitute an Adverse Event.
5.8.Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which would constitute an Adverse Event. Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action would constitute an Adverse Event.

5.9.ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where non-compliance would not constitute an Adverse Event. No Reportable Event which would be an Adverse Event, has occurred and is continuing with respect to any Plan. As of the date hereof and as of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied and all required contributions to such Plans have been made, except where nonsatisfaction or nonpayment would not constitute an Adverse Event, and there exists no event or condition which would constitute grounds for the institution of proceedings to terminate, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA, except for any event or condition which would not constitute an Adverse Event.
5.10.Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.
5.11.Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good and marketable title to, or valid leasehold interests in or easements or other limited property interests in, its real properties necessary in the ordinary course of its business and good and sufficient title to its other material properties, except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not constitute an Adverse Event. None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for Liens disclosed in the consolidated financial statements referred to in Section 5.5 or permitted under Section 7.8.
5.12.Taxes. Each of the Borrower and the Material Subsidiaries has filed all federal and material state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments of which it has received notice made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees, charges or assessments the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not constitute an Adverse Event). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges, except for Liens or claims which would not constitute an Adverse Event.
5.13.Trademarks, Patents. Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership, license or otherwise, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, except where the lack of such possession or right or where the existence of such conflict would not constitute an Adverse Event.

5.14.Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
5.15.Subsidiaries. Schedule 5.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.
5.16.Partnerships and Joint Ventures. Schedule 5.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.
5.17.Senior Debt. The Loans are senior unsecured Indebtedness of the Borrower, and are pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.
5.18.Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a)The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, the directors and agents of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws, applicable Sanctions and Anti-Money Laundering Laws in all material respects. The Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. None of the Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower or any such Subsidiary, any of their respective directors, officers, employees, agents or affiliates of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions, including sanctioned governments or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).
(b)Neither the making of the Loans nor the issuance of any Letter of Credit hereunder nor the use of the proceeds thereof nor any other transactions of the Loan Parties contemplated hereby will violate Anti-Money Laundering Laws (including the PATRIOT Act), Anti-Corruption Laws, applicable Sanctions, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

5.19.Affected Financial Institutions. Neither the Borrower nor any Subsidiary is an Affected Financial Institution.
5.20.Benefit Plans. The Borrower is not a Benefit Plan and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
5.21.Beneficial Ownership Certification
. The information included in any Beneficial Ownership Certification is true, correct and complete in all respects.

ARTICLE 6ARTICLE VI
AFFIRMATIVE COVENANTS
From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other Obligations hereunder and under the other Loan Documents (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, and all Letters of Credit have expired or been cancelled (without any pending drawings), the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 6.1) to do, all of the following:
6.1.Financial Statements and Reports. Furnish to the Administrative Agent for prompt distribution to the Lenders:
(a)As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, (i) the annual audited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous fiscal year, certified without a “going concern” or like qualification, or a qualification arising out of the scope of the audit, by independent certified public accountants of recognized national standing selected by the Borrower (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 6.1(a)(i) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification, or a qualification arising out of the scope of the audit), together with any related management letters, and (ii) schedules providing consolidating detailed balance sheet, income statement results and statement of cash flows for Varistar Corporation and its Subsidiaries, and a statement from an Authorized Officer that the financial statements are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole.
(b)As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year, (i) a copy of the unaudited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP (except for the absence of footnotes and for year-end audit adjustments), signed by an Authorized Officer of the Borrower, consisting of at least consolidated statements of income and cash flow for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 6.1(b)(i) with respect to such quarter), and (ii) schedules providing consolidating detailed balance sheet, income statement results and statement of cash flows for Varistar Corporation and its Subsidiaries, and a statement from an Authorized Officer that the financial statements are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole.
(c)Together with the consolidated financial statements furnished by the Borrower under Sections 6.1(a) and 6.1(b), a Compliance Certificate signed by an Authorized Officer of the Borrower, which shall confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
(d)Promptly upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(e)Promptly upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any “prohibited transaction” (as defined in Section 4975 of the Code), except for any Reportable Event or “prohibited transaction” which would not constitute an Adverse Event, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(f)Promptly after the same become publicly available, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
(g)Promptly upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which, in each case if adversely determined, would constitute an Adverse Event.
(h)Promptly upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which such violation or an adverse determination or result in such proceeding would constitute an Adverse Event.

(i)Promptly following request thereof, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act, other applicable Anti-Money Laundering Laws and the Beneficial Ownership Regulation.
(j)Promptly after becoming aware of the occurrence thereof, notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
(k)Documents required to be delivered pursuant to clauses (a), (b) and (f) of this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System or made available on the Borrower’s website.
6.2.Corporate Existence. Except as permitted by Sections 7.1, 7.2 and 7.4, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and failure to so qualify or remain in good standing would constitute an Adverse Event, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.
6.3.Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by-law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
6.4.Payment of Taxes and Claims. File all federal and material state and local tax returns and reports which are required by law to be filed by it and pay before they become delinquent all federal and material state and local taxes, assessments and governmental charges and levies imposed upon it or its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP or if nonpayment thereof would not constitute an Adverse Event.
6.5.Inspection. Permit any representative of the Administrative Agent to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times during normal business hours of the Borrower and the Subsidiaries, upon reasonable advance notice to the Borrower and the Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, the expenses of the Administrative Agent and its representatives for such visits, inspections and examinations shall be at the expense of the Administrative Agent, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

6.6.Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to do so would not constitute an Adverse Event.
6.7.Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs in a manner that permits the preparation of financial statements in accordance with GAAP.
6.8.Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, to which it may be subject, except where the failure so to comply would not constitute an Adverse Event.
6.9.ERISA. Make all required contributions to each Plan and maintain each Plan in compliance with all its terms and all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including without limitation minimum funding standards, except where the failure to so comply would not constitute an Adverse Event.
6.10.Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance would constitute an Adverse Event.
6.11.Senior Debt. Take all actions necessary to assure that the Loans are senior unsecured Indebtedness of the Borrower, and are and remain pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver cash collateral or deposits under certain circumstances, as specifically provided herein).
6.12.Subsidiaries. Within 30 days after the formation or acquisition of any Subsidiary that is a Material Subsidiary, other than a Material Subsidiary that is a Controlled Foreign Corporation or is dissolved, disposed of or merged during such 30 day period in a manner permitted under this Agreement, the Borrower will cause such Material Subsidiary to execute and deliver a Material Subsidiary Guaranty to the Administrative Agent for the benefit of the Lenders, and provide (a) a certificate or certificates of the Secretary or an Assistant Secretary of such Material Subsidiaries attesting to the incumbency of the officers of such Material Subsidiary authorized to execute the Material Subsidiary Guaranty and attaching copies of the Articles or Certificate of Incorporation or By-Laws (or other governing documents); (b) a Certificate of Good Standing for such Material Subsidiary in the jurisdiction of its incorporation, certified by the appropriate governmental officials, and (c) at the request of the Administrative Agent, an opinion of counsel to such Material Subsidiary, addressed to the Lenders, addressing with respect to such Material Subsidiary, the matters addressed with respect to the Material Subsidiaries substantially consistent with the opinion of counsel delivered as of the Closing Date pursuant to Section

4.1(a)(vi). At any time the Borrower determines that a Subsidiary which has executed the Material Subsidiary Guaranty is not required to be a party to the Material Subsidiary Guaranty under the definition of “Material Subsidiary,” including upon the addition of another Subsidiary as a Material Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing why such Subsidiary is no longer required to be a party to the Material Subsidiary Guaranty. Upon the Administrative Agent’s reasonable determination that such Subsidiary is no longer required to be a party to the Material Subsidiary Guaranty, the Administrative Agent shall, at the Borrower’s expense, release such Subsidiary from the Material Subsidiary Guaranty pursuant to such documentation as the Borrower shall reasonably request.
6.13.Ratings. Use commercially reasonable efforts to obtain and maintain Long Term Debt Ratings with S&P, Moody’s and Fitch.
6.14.Use of Proceeds. Use the Loans and Letters of Credit (a) to refinance certain indebtedness of the Borrower, and (b) for purposes of funding working capital, capital expenditures, and other corporate purposes of the Borrower and its Subsidiaries.
ARTICLE 7ARTICLE VII
NEGATIVE COVENANTS
From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other Obligations hereunder and under the other Loan Documents (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, and all Letters of Credit have expired or been cancelled (without any pending drawings), the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:
7.1.Merger. Merge, divide or consolidate or enter into an analogous reorganization or transaction with any Person; provided, however, that (a) any Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary (if such wholly-owned Subsidiary is the surviving corporation); (b) the Borrower and Material Subsidiaries may enter into Permitted Divestitures; (c) any wholly-owned Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.7 so long as the continuing or surviving Person shall be a wholly-owned Subsidiary; and (d) any non-wholly-owned Subsidiary of the Borrower may merge into another Subsidiary of the Borrower to the extent permitted under Section 7.2(c).
7.2.Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:
(a)sales, subleases, leases and licensing of assets in the ordinary course of business;
(b)sales or other transfers (i) by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary, (ii) by a non-wholly-owned Subsidiary of the Borrower to the Borrower or a wholly-owned Subsidiary of the Borrower and (iii) by a non-wholly-

owned Subsidiary to another non-wholly-owned Subsidiary to the extent permitted under clause (c), below;
(c)Permitted Divestitures;
(d)Permitted Securitization Transactions;
(e)Permitted Sales and Leasebacks;
(f)sales of used, obsolete, worn out or surplus property or property no longer used or useful in the conduct of its business;
(g)(i) sales of permitted cash equivalents for cash or cash equivalents or (ii) sales or other dispositions of Investments permitted under Section 7.7(c);
(h)synthetic leases described in subsection (h) of the definition of Interest-bearing Debt and subsection (d) of the definition of Interest Expense;
(i)abandonment of non-material intellectual property assets in the ordinary course of business;
(j)surrender, release or waiver of contract rights in the ordinary course of business;
(k)sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property;
(l)charitable donations in the ordinary course of business and consistent with past practices; and
(m)sales to or other dispositions of Investments or assets into joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the date hereof or pursuant to an Investment permitted by Section 7.7.
7.3.Plans. Permit any condition to exist in connection with any Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.
7.4.Ownership of Stock. Except as set forth on Schedule 7.4, take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Material Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than as permitted under Sections 7.1 and 7.2.

7.5.Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders or the Administrative Agent which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, except where such violation or breach would not constitute an Adverse Event, or (b) other than this Agreement or the other Loan Documents, prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary, except for (i) any such prohibition that applies only when a default shall exist under such agreement or shall result from such payment, acquisition or retirement; (ii) as to clause (b), agreements and instruments entered into in connection with Permitted Securitization Transactions; (iii) customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of such joint venture; (iv) as to clause (b), customary prohibitions or restrictions contained in agreements relating to any asset sale or disposition pending such sale or disposition, provided that such prohibitions and restrictions apply only to the Subsidiary or its assets to be sold or disposed of and such sale or disposition is permitted hereunder; (v) as to clause (b), restrictions and conditions imposed by any governmental authority; (vi) as to clause (b), any such prohibition contained in any agreement, bond, note or other instrument (or any refinancing thereof) with respect to any Person or the property or assets of such Person acquired by the Borrower or any Subsidiary in an acquisition permitted hereunder and existing at the time of such acquisition; provided that such prohibition is not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person; (vii) any agreement evidencing any permitted renewal, extension, replacement or refinancing of any agreement referred to in the foregoing clause (vi) so long as such renewal, extension, replacement or refinancing does not expand the scope of the restrictions described in clause (b); and (viii) as to clause (b), limitations or restrictions consisting of customary net worth, leverage or other financial covenants in each case contained in, or required by, any contractual obligation governing Indebtedness of a Subsidiary.
7.6.Restricted Payments. Either: (a) make any Restricted Payment, other than any dividend or distribution payable solely in shares or other equity interests to the holders of such shares or other equity interests, if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or otherwise pay, acquire or retire for value any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Loans, except for (i) regularly-scheduled payments of interest and principal and mandatory prepayments of principal that are not otherwise prohibited by any document or agreement stating the terms of subordination of such other Indebtedness, and (ii) refinancing of the Indebtedness of the Borrower or a Subsidiary that is expressly subordinated in right of payment to the Loans by the incurrence of Indebtedness that is similarly subordinated in right of payment to the Loans.
7.7.Investments. Acquire for value, make, have or hold any Investments in any other Person, except:
(a)Investments outstanding or contemplated on the date hereof and listed on Schedule 7.7, and any increases or decreases in the value thereof or write-ups, write-downs, write-offs, reinvestments, renewals and extensions with respect to such Investments;

(b)loans and advances to officers and employees in the ordinary course of business;
(c)(i) Investments in readily marketable direct obligations of (x) the United States of America having maturities of not more than 24 months from the date of acquisition and (y) any state of the United States or any political subdivision of any such state or any public instrumentality thereof, or corporate issuers, in each case under this clause (y), having maturities of not more than 24 months from the date of acquisition and having a rating from S&P that is A- (or the equivalent thereof from any other nationally recognized rating service) or higher or (ii) at any time the sum of (A) the Aggregate Revolving Exposure minus (B) the L/C Obligations shall be $0, Investments totaling up to, at any time outstanding, $200,000,000 in (x) fixed income securities that, at the time of acquisition, have a rating from S&P that is BBB- (or the equivalent from any other nationally recognized rating service) or higher, and (y) mutual or index funds that primarily invest in equity securities that have a diversified portfolio of equity securities;
(d)certificates of deposit or bankers’ acceptances, each maturing not more than 24 months from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from S&P that is rated A- (or the equivalent thereof from any other nationally recognized rating service) or higher;
(e)commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
(f)repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
(g)cash and demand deposits with any bank or trust company;
(h)money market funds substantially all the assets of which are comprised of securities of the types described in any of clauses (c) through (f) above;
(i)in the case of foreign Subsidiaries, short-term Investments comparable to clauses (c) through (h) above;
(j)Investments in the nature of an indebtedness owed by the Borrower to any Subsidiary or any Subsidiary to the Borrower or another Subsidiary in connection with cash management of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practices;
(k)Investments by the Borrower or any Material Subsidiary (i) outstanding on the date hereof (or refinancings thereof) in Subsidiaries (other than Material Subsidiaries) and (ii) in the Borrower or any Material Subsidiary;
(l)Investments made after the date hereof in Subsidiaries that are not Material Subsidiaries, provided, that such Investments in the aggregate to such Subsidiaries that are not Material Subsidiaries shall not exceed $25,000,000 in aggregate amounts outstanding at any time (net of any repayment of loans or return of equity);
(m)Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary): (i) $50,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, or (ii) $100,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business or lines of business reasonably related to such present lines of business, provided, that not less than 10 Business Days prior to consummation of such Investment, the Borrower shall have provided pro forma financial statements to the Administrative Agent demonstrating that in the good faith judgment of the Borrower, the Borrower will continue to comply with the covenants of this Agreement after giving effect to such Investment, and provided, further, that consent of the Required Lenders to such Investments in excess of such limits shall not be unreasonably withheld;
(n)Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 7.2;
(o)Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;
(p)accounts receivable, notes receivable and security deposits and prepayments arising and trade credit granted in the ordinary course of business and any prepayments and other credits to suppliers made in the ordinary course of business;
(q)Investments resulting from pledges and deposits permitted by Section 7.8;
(r)Investments in the form of Guaranties permitted by Section 7.9;
(s)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(t)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Material Subsidiary as a result of a foreclosure by the Borrower or any of the Material Subsidiaries with respect to any Investments or other transfer of title with respect to any Investment in default;
(u)Investments of a Material Subsidiary acquired after the date hereof or of a corporation merged into the Borrower or merged into or consolidated with a Material Subsidiary in accordance with Section 7.1 after the date hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(v)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(w)Investments by the Borrower or any Material Subsidiary, if the Borrower or any Material Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 7.6);
(x)Investments in Otter Tail Assurance Limited, in an aggregate amount not to exceed $25,000,000 at any time outstanding;
(y)Investments in joint ventures in one or more of the Borrower’s and Subsidiaries’ present lines of business in an aggregate amount not to exceed $20,000,000 at any time outstanding; and
(z)any other Investments not otherwise permitted hereunder not to exceed $20,000,000 at any time outstanding.
7.8.Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:
(a)Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired (or accessions to such property, related records and proceeds thereof);
(b)Liens existing on assets of Material Subsidiaries acquired after the date of this Agreement, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;
(c)Liens existing on the date of this Agreement and disclosed on Schedule 7.8 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 7.8, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 7.8 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 7.8 (other than premiums, interest, fees or costs capitalized or required to be paid in connection with such extension, renewal, restatement or replacement credit facility);
(d)Deposits or pledges and other Liens to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, in each case in the ordinary course of business of the Borrower or a Subsidiary;
(e)Liens of landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business or imposed by-law and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)Deposits and other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Material Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(g)Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower constituting Interest-bearing Debt), provided, that (i) such Liens were required to be granted pursuant to agreements and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Administrative Agent is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Administrative Agent shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement reasonably satisfactory to the Administrative Agent confirming such respective priorities of such Liens), or (y) other assets that are reasonably acceptable to the Required Lenders in their sole discretion to secure all Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising;
(h)Liens of lessors of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;
(i)Liens (to the extent falling under the definition of “Lien”) consisting of ownership interests (and protective filings respecting such ownership interests) of lessors of assets to the Borrower or any Subsidiary under any operating lease, and of licensors of intellectual property or other rights to the Borrower or any Subsidiary;
(j)Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessees or sublessees of assets of the Borrower or any Subsidiary leased in the ordinary course of the Borrower’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Borrower or such Subsidiary;
(k)Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Borrower or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Borrower or any Subsidiary;

(l)Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under any provisions of this Agreement or any other Loan Document or any replacement, additional or successor agreement hereto or thereto, creating such Liens;
(m)Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 6.4;
(n)(i) Liens securing Indebtedness incurred to pay annual premiums for property, casualty or liability insurance policies maintained by the Borrower or any Subsidiary; provided that such Liens attach only to insurance policies and proceeds thereof, and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(o)Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;
(p)survey exceptions, encroachments, protrusions, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines and other similar minor title defects affecting the real property, or zoning or other restrictions as to the use of the real property or Liens incidental to the conduct of the business of the Borrower or any Material Subsidiary or to the ownership of its properties, in each case which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially and adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any Material Subsidiary;
(q)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);
(r)Liens encumbering cash collateral or other financial assets securing Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;
(s)Liens arising under or related to any statutory or common law provisions or other customary or contractual rights (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, including banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Material Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Material Subsidiary in the ordinary course of business;
(t)Any encumbrance or restriction with respect to the equity interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(u)Liens on securities that are the subject of repurchase agreements permitted by Section 7.7;
(v)Liens solely on any cash earnest money deposits made by the Borrower or any Material Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; and
(w)Liens not otherwise permitted by this Section securing Indebtedness or other obligations not to exceed $20,000,000 in the aggregate at any time outstanding.
In no case shall Liens permitted hereunder apply to the stock of any Subsidiary (other than Liens, if any, under clause (g)) and in no case shall Liens under clause (d), (e), (f), (i), (j), (k), (m), (o) or (p) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.
7.9.Contingent Liabilities. Guaranty obligations of any other Person, except for:
(a)Guaranties by the Borrower or any Material Subsidiary of obligations of the Borrower or any Subsidiary as lessee under any lease that is not a Capitalized Lease;
(b)[Intentionally omitted];
(c)Guaranties by the Borrower to assure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, or performance, surety, statutory, stay, customs or appeal bonds, performance and completion guarantees, and other similar obligations, in the ordinary course of business of the Borrower or a Material Subsidiary or consistent with past practice;
(d)[Intentionally omitted];
(e)Guaranties by the Borrower of the obligations of a Subsidiary under any Agreement involving the sale of accounts receivable permitted by Section 7.2(d), provided, that such Guaranties shall not, in the aggregate, Guaranty receivables sale arrangements involving account receivable sales at any time remaining outstanding in excess of $50,000,000;
(f)Guaranties by the Borrower or any Subsidiary of the obligations of the Borrower or any Material Subsidiary under any unsecured Interest-bearing Debt the incurrence of which does not cause a Default or Event of Default; and
(g)Other Guaranties limited as to principal of recovery to not more than $30,000,000 in the aggregate at any time outstanding.

7.10.Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than such entity would obtain in a comparable arm’s-length transaction with a Person not a Related Party, excluding (i) transactions between the Borrower and Otter Tail Power Company, a Subsidiary of Otter Tail Power Company, or a Material Subsidiary of the Borrower or a Material Subsidiary of Otter Tail Power Company (as defined in that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof between Otter Tail Power Company, the Lenders named therein and the Administrative Agent) and transactions between Material Subsidiaries and Otter Tail Power Company or a Material Subsidiary of the Borrower or a Material Subsidiary of Otter Tail Power Company (as defined in that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof between Otter Tail Power Company, the Lenders named therein and the Administrative Agent), (ii) transactions otherwise expressly permitted (or required) with such Related Parties under this Agreement, (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or a Material Subsidiary, (iv) loans or advances to employees or consultants of the Borrower or any of its Subsidiaries otherwise permitted hereunder, (v) transactions among the Borrower or any Subsidiary permitted by this Agreement, (vi) the payment of fees, reasonable out-of-pocket costs and indemnities and provision of indemnification to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business, (vii) any employment agreement, benefit plan or arrangement or any health, disability or similar insurance plan which covers employees, entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (viii) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, officers or directors, (ix) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with Applicable Law and (C) otherwise permitted under this Agreement, (x) transactions with wholly-owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, (xi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or a Material Subsidiary, provided, however, that (A) such director abstains from voting as a director of the Borrower or a Material Subsidiary on any matter involving such other person and (B) such person is not a Related Party for any reason other than such director’s acting in such capacity, (xii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice, (xiii) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries, (xiv) payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, and (xv) the payment of fees, expenses, indemnities or other payments pursuant to the agreements in existence on the date hereof and set forth on Schedule 7.10 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.
7.11.Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U, as amended from time to time; or request any Loan or Letter of Credit, nor shall the Borrower use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) to fund any activities or business of or with any Person or government, or in any country or territory, that, at the time of such funding, is, the subject of Sanctions, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in effect during the term of this Agreement or Anti-Money Laundering Laws, or (iii) in any other manner that would result in a violation of Sanctions by the Borrower or its Subsidiaries, or by any other Person (including any Person participating in the Loans or Letters of Credit, whether as the Administrative Agent, the Syndication Agent, a Co-Documentation Agent, an Arranger, a Lender, an Issuing Bank, underwriter, advisor, investor, or otherwise).
7.12.Financial Covenant. Permit, at any time, the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest-bearing Debt, to (b) Total Capitalization to be greater than 0.65 to 1.00.
ARTICLE 8ARTICLE VIII
DEFAULTS AND REMEDIES
8.1.Events of Default. The occurrence of any one or more of the following events is an Event of Default (each, an “Event of Default”):
(a)The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of the Notes, or the Borrower shall fail to make within three (3) Business Days after the same becomes due, any interest on the Notes or any fee or other amount required to be made to the Lenders pursuant to the Loan Documents;
(b)Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary in connection with any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing required to be furnished by or on behalf of the Borrower to the Lenders pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
(c)The Borrower shall fail to comply with Section 6.2 or any Section of Article VII;
(d)The Borrower shall fail to comply with (i) Section 6.1(a), 6.1(b), 6.1(c) or 6.1(d) and such failure to comply shall continue for five (5) Business Days, or (ii) any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 8.1) and such failure to comply shall continue for thirty (30) calendar days after the Borrower obtains knowledge of such non-compliance;
(e)The Borrower, any Material Subsidiary or Otter Tail Power Company shall admit in writing that it is insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver for the Borrower, any Material Subsidiary or Otter Tail Power Company or for a substantial part of its assets or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower, any Material Subsidiary or Otter Tail Power Company or for a substantial part of its assets and such appointment shall not be discharged, dismissed or stayed within 60 days, or an order or decree approving or ordering any of the foregoing shall be enforced;
(f)Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, any Material Subsidiary or Otter Tail Power Company, and, if instituted against the Borrower, any Material Subsidiary or Otter Tail Power Company, shall have been consented to or acquiesced in by the Borrower, such Material Subsidiary or Otter Tail Power Company, or shall remain undischarged, undismissed, unstayed or unbonded for 60 days, or an order for relief shall have been entered against the Borrower, such Material Subsidiary or Otter Tail Power Company, or the Borrower, any Material Subsidiary or Otter Tail Power Company shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(g)Any dissolution or liquidation proceeding shall be instituted by or against the Borrower, any Material Subsidiary or Otter Tail Power Company and, if instituted against the Borrower, any Material Subsidiary or Otter Tail Power Company, shall be consented to or acquiesced in by the Borrower, any Material Subsidiary or Otter Tail Power Company or shall remain for 30 days undismissed, undischarged, unstayed or unbonded, or the Borrower, any Material Subsidiary or Otter Tail Power Company shall consent to or acquiesce in such a proceeding; provided that any dissolution or proceeding not prohibited by Section 7.1 or Section 7.2 shall not constitute an Event of Default;
(h)A final judgment or judgments for the payment of money in excess of the sum of $25,000,000 in the aggregate (to the extent not covered by third-party insurance as to which the insurer has not denied coverage in respect thereof), or a non-monetary judgment or judgments that, individually or in the aggregate, could reasonably be expected to have an Adverse Event, shall be rendered against the Borrower or a Material Subsidiary, and there is a period of 30 consecutive days during which (i) the Borrower or such Material Subsidiary has not discharged the same or provided for its discharge in accordance with its terms, or (ii) the Borrower or such Material Subsidiary has not procured a stay of execution, prior to any execution on such judgment or (iii) such judgment has not otherwise been dismissed, vacated or bonded pending appeal;
(i)The termination of any Plan by the Borrower or any ERISA Affiliate if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event, or the termination of any Plan by the PBGC if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event;
(j)The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $25,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness when due (beyond the applicable grace period with respect thereto) or, in the case of such Indebtedness payable on demand, when demanded (beyond the applicable grace period with respect thereto), or any other event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and, in each case, such nonpayment or other event shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity; provided that this clause (j) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and provided further, that an Event of Default under this clause (j) caused by the occurrence of a breach or default with respect to Indebtedness in the aggregate in excess of $25,000,000 shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Borrower or a Material Subsidiary curing such breach or default if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (j);
(k)Any material provision of any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms (other than as permitted hereunder or thereunder), or the Borrower or any Material Subsidiary shall disavow or contest in writing its obligations under such Loan Document (other than as permitted hereunder or thereunder); or
(l)Either (i) the Borrower shall cease to own, directly or indirectly, all of the voting stock of Varistar Corporation, or (ii) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), that owned less than 5% of the shares of any voting class stock of the Borrower shall acquire or become the beneficial owner of more than 25% of the shares of all voting stock of the Borrower.
8.2.Acceleration; Remedies.
(a)If any Event of Default described in Section 8.1(e), (f) or (g) occurs with respect to the Borrower:

(i)the obligations of the Lenders to make Loans and the obligation and power of the Issuing Banks to issue Letters of Credit, and the Commitments, shall automatically terminate;
(ii)the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action by the Administrative Agent, any Issuing Bank or any Lender; and
(iii)the Borrower shall be and become thereby unconditionally obligated, without any further notice, act or demand, to Cash Collateralize the L/C Obligations at such time in an amount equal to 105% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.
(b)If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:
(i)terminate the Commitments;
(ii)declare the Obligations under this Agreement and the other Loan Documents to be due and payable, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives; and
(iii)demand the Borrower to, and the Borrower shall, forthwith upon such demand and without any further notice or act, Cash Collateralize the L/C Obligations at such time in an amount equal to 105% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.
(c)The Administrative Agent may at any time or from time to time apply funds in the L/C Collateral Account to the payment of the Obligations as provided in Section 8.3.
(d)While any Event of Default is continuing, or if any Letter of Credit remains outstanding after the Facility Termination Date, neither the Borrower nor any Person claiming on behalf of or through the Borrower may withdraw any of the funds held in the L/C Collateral Account. After the Obligations under this Agreement and the other Loan Documents (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, the Aggregate Commitment has been terminated and no Letters of Credit are outstanding, any funds remaining in the L/C Collateral Account will be returned by the Administrative Agent to the Borrower or paid to whomever is legally entitled thereto.
(e)Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under Applicable Law.

8.3.Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in Section 8.2(a)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:
(a)first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)second, to payment of fees, indemnities and other reimbursable expenses (other than principal, L/C Disbursements, interest, L/C Fees and commitment fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the Lenders and Issuing Banks as required by Section 10.3 and amounts payable under Article III);
(c)third, to payment of accrued and unpaid L/C Fees, commitment fees and interest on the Loans and L/C Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the amounts described in this Section 8.3(c) payable to them;
(d)fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Disbursements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this Section 8.3(d) payable to them; provided that (x) any amounts applied pursuant to clause (ii) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize such L/C Obligations, (y) subject to Section 2.20, amounts used to Cash Collateralize the L/C Obligations pursuant to this Section 8.3(d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral attributable to such Letter of Credit shall be distributed in accordance with this Section 8.3(d);
(e)fifth, to payment of all other Obligations ratably among the Administrative Agent, the Lenders, and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(f)last, the balance, if any, to the Borrower or as otherwise required by law.
Notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its property, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section 8.3.

ARTICLE 9ARTICLE IX
THE ADMINISTRATIVE AGENT
9.1.Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.6(c), the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
9.2.Rights as a Lender or Issuing Bank. The Person serving as the Administrative Agent hereunder has the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise them as though it were not the Administrative Agent, and the term “Lender” or “Lenders,” unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3.Exculpatory Provisions.
(a)The Administrative Agent has no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower and its Subsidiaries. Without limiting the generality of the foregoing, the Administrative Agent:
(i)is not subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as is expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in the opinion of the Administrative Agent or its counsel, could expose the Administrative Agent to liability or is contrary to any

Loan Document or Applicable Law, including for the avoidance of doubt any action that could be in violation of the automatic stay under any Debtor Relief Law or that could effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)does not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the circumstances as provided in Sections 8.2 and 10.2(b)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.
(c)The Administrative Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4.Reliance by Administrative Agent. The Administrative Agent may rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Creditor Related Parties. The exculpatory provisions of this Article IX apply to any such sub-agent and to the Creditor Related Parties of the Administrative Agent and any such sub-agent and apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Administrative Agent. The Administrative Agent is not responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.6.Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders may, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as is agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but is not obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent; provided that in no event may any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment 30 days after the Administrative Agent receives notice of its removal (or such earlier day as is agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Creditor Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall at or reasonably promptly following the Resignation Effective Time cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective Issuing Banks ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.
9.7.Non-Reliance on Agents and Other Lenders. Each of the Lenders and Issuing Banks expressly acknowledges that neither the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of, the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Creditor Related Parties’) possession. Each of the Lenders and Issuing Banks represent to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Issuing Bank, any other Lender, or any of their Creditor Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each of the Lenders and Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Issuing Bank, any other Lender, or any of their Creditor Related Parties and based on such documents and information as it from time to time deems appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower. Each of the Lenders and Issuing Banks (a) represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course of its business and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit, or providing other facilities set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, (b) agrees not to assert a claim in contravention of the foregoing, and (c) represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit, or provide other facilities set forth herein, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit, or provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issuing or participating in letters of credit or providing such other facilities.
9.8.No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or any Co-Documentation Agents listed on the cover page hereof has any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank.
9.9.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
9.10.Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (i) clause (i) of Section 9.10(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) of Section 9.10(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.11.Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, Issuing Bank or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.11(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting Section 9.11(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):
(i)(A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).
(c)Each Lender Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender Party from any source, against any amount due to the Administrative Agent under Section 9.11(a) or under the indemnification provisions of this Agreement.
(d)An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of making a payment on an Obligation, provided that in no event shall the Borrower, in connection with any claim made by any Person with respect to an Erroneous Payment, be required to (i) make any additional payment or (ii) make any payment with an accelerated due date, in each case with respect to any Obligation which has been or is to be paid by the Borrower.
(e)To the extent permitted by Applicable Law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.
(f)Each party’s agreements under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.
ARTICLE 10ARTICLE X
MISCELLANEOUS
10.1.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)) and notices pursuant to the definition of “Obligations” (which shall be given via email in accordance with Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)if to the Borrower, to it at:
215 S. Cascade Street
Fergus Falls, MN 56537

Attention:    Todd Wahlund,
         Chief Financial Officer
Telephone: (701) 451-3562
Fax: (218) 998-3165
E-Mail: twahlund@ottertail.com;
(ii)if to the Administrative Agent, to it at:
401 Broadway N
Fargo, ND 58102-4822
Attention: Lisa Yoney,
Telephone: 701.280.3570
Email: lisa.yoney@usbank.com; and
(iii)if to a Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient), except that notices to the Administrative Agent, a Lender or an Issuing Bank under Article II shall not be effective unless and until actually received. Notices delivered through electronic communications pursuant to Section 10.1(b) shall be effective as provided in Section 10.1(b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing does not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines. Such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address or facsimile number above by notice to the other parties hereto as provided in this Section 10.1.
(d)Platform.
(i)The Borrower agrees that the Administrative Agent may, but is not obligated to, make the Communications available to the Issuing Banks and the Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.” The Administrative Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent Parties have any liability to the Borrower, any Lender, any Issuing Bank, or any other Person for damages of any kind, including direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document, or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 10.1, including through the Platform.
10.2.Amendments and Waivers.
(a)No delay or omission of the Lenders, the Issuing Banks or the Administrative Agent to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Credit Extension notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or afforded by Applicable Law shall be cumulative and all shall be available to the Administrative Agent and the Lenders until (a) the Obligations have been irrevocably paid and performed in full and (b) the Lenders no longer have any commitment to provide any financial accommodations to the Borrower or any other Loan Party under any Loan Document.

(b)Except as otherwise expressly set forth in this Agreement, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent may:
(i)extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default is not an extension or increase of any Commitment of any Lender);
(ii)reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders is necessary (i) to amend Section 2.11 or to waive the obligation of the Borrower to pay interest at the rate imposed pursuant thereto or (ii) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);
(iii)postpone any date scheduled for any payment of principal of, or interest on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;
(iv)change the definition of “Applicable Percentage” or Section 2.19 or 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(v)change Section 2.20(a) in a manner that would permit the expiration date of any Letter of Credit to occur after the Facility Termination Date without the written consent of each Revolving Lender;
(vi)subordinate the Obligations to any other Indebtedness or other obligation, without the written consent of each Lender;
(vii)without the written consent of all the Lenders, release all or substantially all of the Guarantors (except pursuant to a transaction or series of transactions permitted by Sections 6.12, 7.1 and 7.2); or
(viii)change any provision of this Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.
provided, further, that no such amendment, waiver or consent may amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) any Issuing Bank, unless in writing executed by such Issuing Bank and (C) the Swingline Lender, unless in writing executed by the Swingline Lender, in each case in addition to the Borrower and the Lenders required above.
Notwithstanding anything herein to the contrary, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) a Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders requires the consent of such Defaulting Lender.
Notwithstanding the foregoing, provisions within Letters of Credit and L/C Documents may be amended, modified, or waived as permitted by the terms of such documents and applicable Law, and nothing in this Section 10.2(b) shall be construed to require any additional consent of any party hereto for such amendments, modifications, or waivers.
In addition, notwithstanding anything in this Section 10.2(b) to the contrary, if the Administrative Agent and the Borrower jointly identify an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower may amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the such amendment is not objected to in writing by any Issuing Bank (solely to the extent such provision affects or may affect such Issuing Bank in its capacity as an Issuing Bank) or the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.
10.3.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the facilities hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3, or (B) in connection with the Loans or Letters of Credit, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrower. The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and brought by an Indemnitee against another Indemnitee (other than against the Arrangers or the Administrative Agent in their capacities as such). This Section 10.3(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Creditor Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Creditor Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Creditor Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to Section 10.11.
(d)Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section 10.3 are payable promptly after demand therefor.
(f)Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
10.4.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Creditor Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.4(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in Section 10.4(b)(i)(A) the aggregate amount of Commitment (which for this purpose includes Loans outstanding thereunder) or, if such Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment or (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facilities hereunder;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of each Issuing Bank and the Swingline Lender shall be required.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment may be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment may be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this Section 10.4(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.4(c), from and after the effective date specified in each Assignment and

Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b)(i) through (viii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (x) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 10.4(b); and (y) shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.19 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) has no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment may release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary herein, if at any time U.S. Bank or any other Issuing Bank assigns all of its Commitments and Revolving Loans pursuant to Section 10.4(b), (i) U.S. Bank or any other Issuing Bank may, upon not less than 60 days’ notice to the Borrower and the Lenders, resign as Issuing Bank, or (ii) U.S. Bank may, upon not less than 60 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower may appoint from among the Lenders a successor Issuing Bank or Swingline Lender; provided that the Borrower’s failure to appoint a successor shall not affect the resignation of such Issuing Bank or Swingline Lender. If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective time of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to fund risk participations pursuant to Section 2.20(e)). If U.S. Bank resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective time of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.4(d). Upon the appointment of a successor Issuing Bank or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, issued by the retiring Issuing Bank outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
10.5.Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, the Borrower authorizes each Lender, each Issuing Bank, and each of their respective Affiliates, with the prior written consent of the Administrative Agent, to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such Deposit, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided that if any Defaulting Lender exercises such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
10.6.Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
10.7.Survival. All covenants, agreements, representations and warranties made by any Loan Party in any Loan Document or other documents delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation remains unpaid or unsatisfied or any Letter of Credit remains outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 3.1, 3.2, 3.4, 10.3, and 10.7 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of any Loan Document or any provision thereof.
10.8.Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, no Issuing Bank or Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.9.Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.10.Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders and supersede all prior agreements and understandings between the Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders relating to the subject matter thereof other than those in any fee letter entered into in connection with the transaction that is the subject of this Agreement, which shall survive and remain in full force and effect during the term of this Agreement.
10.11.Several Obligations. The obligations of the Lenders hereunder are several and not joint and no Lender is the partner or agent of any other (except to the extent the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.
10.12.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.13.Treatment of Certain Information.
(a)Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information, except that Information may be disclosed
(i)to its Affiliates and to its Creditor Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);
(ii)to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Creditor Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);
(iii)to the extent required by Applicable Laws or by any subpoena or similar legal process;
(iv)to any other party hereto;
(v)in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;
(vi)subject to an agreement containing provisions substantially the same as those of this Section 10.13(a), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Creditor Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;
(vii)on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities contemplated hereby or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder;
(viii)with the consent of the Borrower; or
(ix)to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.13(a) or (B) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 10.13(a).

In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Arrangers, or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section 10.13(a), “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Public Information. The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 10.13(a)); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the applicable electronic submission system (e.g., DebtX) designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the applicable electronic submission system (e.g., DebtX) not designated “Public Side Information.” Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.
10.14.Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions.

10.15.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Arranger, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.16.PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.
10.17.Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Administrative Agent, and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.18.Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.
10.19.Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of any Loan Party, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under UETA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any Applicable Law, including UETA and E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.
10.20.Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
10.21.Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Creditor Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (a) affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction, (b) waive any Law providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code §§ 4-106, 4-A-105(1)(b), and 5-116(b) and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (c) affect which courts have personal jurisdiction over the Issuing Bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to a Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
10.22.Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.21. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
10.23.Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
10.24.WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
10.25.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.26.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Issuing Banks and the Administrative Agent have executed this Agreement as of the date first above written.
OTTER TAIL CORPORATION

By:    /s/ Todd R. Wahlund
Name:    Todd R. Wahlund
Title:    Chief Financial Officer and Vice President

Signature Page to
Sixth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as an Issuing Bank, as Swingline Lender, and as Administrative Agent
By:    /s/ Lisa Yoney
Name:    Lisa Yoney
Title:    Senior Vice President

Signature Page to
Sixth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:    /s/ Lisa A. Ryder
Name:    Lisa A. Ryder
Title:    Senior Vice President
Signature Page to
Sixth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A. as a Lender

By:    /s/ Carla A. Wells
Name:    Carla A. Wells
Title:    Sr. Vice President
Signature Page to
Sixth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/ Whitney Shellenberg
Name:    Whitney Shellenberg
Title:    Executive Director
Signature Page to
Sixth Amended and Restated Credit Agreement

SCHEDULE 1
COMMITMENTS

Lender:	Commitment:	Issuing Bank Sublimit
U.S. BANK NATIONAL ASSOCIATION	$60,000,000	$40,000,000
KEYBANK NATIONAL ASSOCIATION	$40,000,000	N/A
BANK OF AMERICA, N.A.	$35,000,000	N/A
WELLS FARGO BANK, NATIONAL ASSOCIATION	$35,000,000	N/A
AGGREGATE COMMITMENT/ TOTAL ISSUING BANK SUBLIMIT	$170,000,000	$40,000,000

SCHEDULE 3

MATERIAL SUBSIDIARIES

SCHEDULE 3

Material Subsidiaries
(as of the date of the Fourth Amended and Restated Credit Agreement)
BTD Manufacturing, Inc.
Northern Pipe Products, Inc.
Varistar Corporation
Vinyltech Corporation

Schedule 5.6

Litigation

1) Bavolak v. Atkore, Inc et al., No. 1:24-cv-07639 (N.D. Ill.)
2) Wrobbel, et al. v. Atkore Inc., et al., No. 1:24-cv-8012 (N.D. Ill.)
3) TC Constr., Inc. v. Atkore Inc., et al., No. 1:24-cv-08281 (N.D. Ill.)
4) Bill Wagner & Son, Inc. v. Atkore Inc., et al., 1:24-cv-08991 (N.D. Ill.)
5) Erie County Water Authority v. Atkore Inc., et al., No. 1:24-cv-11531 (N.D. Ill.)
6) The above actions have been consolidated for pretrial purposes in the matter: In re PVC
Pipe Antitrust Litigation, 1:24-cv-07639 (N.D. Ill.)
7) In addition, on August 27, 2024, the Otter Tail Corporation received a grand jury subpoena issued by the U.S. District Court for the Northern District of California, from the U.S. Department of Justice (“DOJ”) Antitrust Division calling for the production of documents.

Schedule 5.15

Subsidiaries

Subsidiaries of Otter Tail Corporation

Company	State of Organization	Number and Class of Shares Issued and Owned by Otter Tail Corporation or its Subsidiaries	Footnote Ref.
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)
Otter Tail Assurance Limited	Cayman Islands	50,000 Shares Common	(3)
Otter Tail Corporation Foundation	Minnesota	Non-Profit Foundation	(4)
Otter Tail Energy Services Company, Inc.	Minnesota	1,000 Shares Common	(3)
Otter Tail Power Company	Minnesota	100 Shares Common	(3)
Otter Tail Power Company Foundation	Minnesota	Non-Profit Foundation	(4)
Big Stone-Grant Industrial Development and Transportation, L.L.C	South Dakota	53.9% interest in LLC	(2)
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)
Varistar Corporation	Minnesota	100 Shares Common	(3)
Vinyltech Corporation	Arizona	100 Shares Common	(1)

(1) Subsidiary of Varistar Corporation	(3) Subsidiary of Otter Tail Corporation
(2) Subsidiary of Otter Tail Power Company	(4) Otter Tail Corporation is the sole member of the Otter Tail Corporation Foundation. Otter Tail Power Company is the sole member of the Otter Tail Power Foundation. Neither Foundation's financial statements are included in Otter Tail Corporation or Otter Tail Power's financial statements.

Schedule 5.16

Partnerships and Joint Ventures

as of November 30, 2024

Partnership Name	Type of Partnership Interest	Ownership Percentage	Book Value of Investment September 30, 2024
The Homestead Limited Partnership	Limited	89.0	$0
Lincoln Square of Alexandria Limited Partnership	Limited	89.0	$0
Total			$0

In the ordinary course of business, Otter Tail Power Company has entered into contractual arrangements with other regional utilities providing for ownership interest (both as tenants-in-common and discretely) in transmission and generation assets.

No Subsidiary Guarantor has any partnership or joint venture interest.

Schedule 7.4

Changes in Ownership in Material Subsidiaries

None.

Schedule 7.7

Investments

As of September 30, 2024
Trusts Associated with Nonqualified Retirement Plans (1)	58,426,618
U.S. Treasury Obligations, maturing 09/30/2026	52,088,867
Investments - Bank of Butterfield (OTAL)	10,878,573
Investment in Big Stone-Grant Industrial Development and Transportation, L.L.C.	27,066

Total Investments of Otter Tail Corporation and Subsidiaries	121,421,124

(1) This covers contribution to trusts established in connection with employee benefit plans and investments named thereunder

Schedule 7.8

Liens

None.

Schedule 7.10

Related Party Transactions

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] 3 hereunder are several and not joint.] 4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	[]

2.	Assignee[s]:	[] [and is an [Affiliate] [Approved Fund] of [identify Lender]][5]
3.	Borrower:	Otter Tail Corporation, a Minnesota corporation

4.	Administrative Agent:	U.S. Bank National Association, as the agent under the Credit Agreement.

5.	Credit Agreement:	The Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 between the Borrower(s), the Lenders party thereto, the Issuing Banks party thereto, and U.S. Bank National Association, as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.	Trade Date:	[][11]
8.	Effective Date:	[], 20[][12]

5 Select as applicable and identify Lender.
6 List each Assignor, as appropriate.
7 List each Assignee, as appropriate.
8 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” etc.)
9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
11 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
12 Administrative Agent must insert the effective date of recordation of the transfer by the Administrative Agent in the Register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [13]
[]
By:_________________________________ Name: [] Title: [] ASSIGNEE[S] [] By:_________________________________ Name: [] Title: [][14]

[Consented to and] Accepted:[15]

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:____________________________
Name: [] Title: []

[Consented to:][16]

[]

By:____________________________
Name: [] Title: []

13 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
14 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
15 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
16 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under [Successors and Assigns] of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE
To:    The Lenders party to the Agreement described below
This Compliance Certificate is furnished pursuant to the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), between [] (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected [] of the Borrower.
2.    I have reviewed the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, any Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
4.    Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [] day of [], 20[].

By:
Name:    []
Title:    []

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of [], 20[] with Section 7.12 of the Agreement

[insert relevant calculations]

EXHIBIT C-1

FORM OF BORROWING NOTICE
TO:    U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Otter Tail Corporation (the “Borrower”), the Lenders, and the Administrative Agent.
Capitalized terms used herein have the meanings ascribed to such terms in the Agreement.
The Borrower hereby gives to the Administrative Agent a request for borrowing pursuant to Section 2.8 of the Agreement, and the Borrower hereby requests to borrow on [], 20[] (the “Borrowing Date”):
(a)     from the Revolving Lenders, on a pro rata basis, an aggregate principal amount of $[] in Revolving Loans as:
1. ☐    a Base Rate Borrowing (in Dollars)
2. ☐    a Term SOFR Borrowing with the following characteristics:
Interest Period of []
(b) from the Swingline Lender, a Swingline Loan (in Dollars) of $[] bearing interest at:
1. ☐    Base Rate
2. ☐    [Agreed interest rate of []% per annum][Daily Term SOFR Screen Rate]
The undersigned hereby certifies to the Administrative Agent and the Lenders that (a) the representations and warranties in Article V of the Agreement are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; (b) at the time of and immediately after giving effect to such Borrowing or Swingline Loan, no Default or Event of Default has occurred and is continuing; and (c) all other relevant conditions set forth in Section 4.2 of the Agreement have been satisfied.

******
IN WITNESS WHEREOF, the Borrower has executed this Borrowing Notice as of the date set forth below.
E-1-1

Dated: [], 20[]
OTTER TAIL CORPORATION

By:
Name:    []
Title:    []

E-1-2

EXHIBIT C-2

FORM OF CONVERSION/CONTINUATION NOTICE
TO:    U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Otter Tail Corporation (the “Borrower”), the Lenders, and the Administrative Agent.
Capitalized terms used herein have the meanings ascribed to such terms in the Agreement.
Pursuant to Section 2.9 of the Agreement, the Borrower hereby requests to [continue][convert] the interest rate on a Borrowing in the outstanding principal amount of $[] on [], 20[], as follows:
☐    to convert such Term SOFR Borrowing to a Base Rate Borrowing as of the last day of the current Interest Period for such Term SOFR Borrowing.
☐    to convert such Base Rate Borrowing to a Term SOFR Borrowing with an Interest Period of [] month(s).
☐     to continue such Term SOFR Borrowing on the last day of its current Interest Period as a Term SOFR Borrowing with an Interest Period of [] month(s).
The undersigned hereby certifies to the Administrative Agent and the Lenders that (a) the representations and warranties in Article V of the Agreement are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; (b) the Borrower is in full compliance with all of the terms and conditions hereof, and no Default or Event of Default has occurred and is continuing or would occur as a result of the [continuation][conversion] contemplated hereby; and (c) all other relevant conditions set forth in Section 4.2 of the Agreement have been satisfied.

E-2-1

IN WITNESS WHEREOF, the Borrower has executed this Conversion/Continuation Notice as of the date set forth below.

Dated: [], 20[]
OTTER TAIL CORPORATION

By:
Name:    []
Title:    []

E-2-2

EXHIBIT C-3

FORM OF PREPAYMENT NOTICE
TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Otter Tail Corporation (the “Borrower”), the Lenders, and the Administrative Agent.
Capitalized terms used herein have the meanings ascribed to such terms in the Agreement.
Pursuant to Section 2.7 of the Agreement, the undersigned Borrower hereby notifies the Administrative Agent of its intent to make a prepayment of a portion of its [Term SOFR][Base Rate] [Revolving][Term] Loans in the amount of $[] on [], 20[].
IN WITNESS WHEREOF, the undersigned has caused this Prepayment Notice to be executed on its behalf by its authorized officer as of the date set forth below.
Dated: [], 20[]
OTTER TAIL CORPORATION

By:
Name:    []
Title:    []

EXHIBIT D

FORM OF NOTE
[], 20[]
OTTER TAIL CORPORATION, a Minnesota corporation (the “Borrower”), promises to pay to the order of [] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender, in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof, at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between the Borrower, the lenders party thereto, including the Lender, the Issuing Banks and U.S. Bank National Association, as Administrative Agent. Reference is made to the Agreement for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is [secured pursuant to the Collateral Documents and] guaranteed pursuant to the Guaranty, as more specifically described in the Loan Documents. Capitalized terms used and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
This Note shall be governed by, and construed in accordance with, the law of the State of New York.
OTTER TAIL CORPORATION

By:
Name:    []
Title:    []

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Otter Tail Corporation (the “Borrower”), U.S. Bank National Association as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[_______________________]

By:
Name:    []
Title:    []
Date: ________ __, 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Otter Tail Corporation (the “Borrower”), U.S. Bank National Association as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[_______________________]

By:
Name:    []
Title:    []

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Otter Tail Corporation (the “Borrower”), U.S. Bank National Association as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[_______________________]

By:
Name:    []
Title:    []

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement dated as of December 11, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Otter Tail Corporation (the “Borrower”), U.S. Bank National Association as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[_______________________]

By:
Name:    []
Title:    []

EXHIBIT F

FORM OF MATERIAL SUBSIDIARY GUARANTY

[Attached]

FOURTH AMENDED AND RESTATED GUARANTY
(Joint and Several)

FOR VALUE RECEIVED and in consideration of entry by the Lenders (as defined in the
Credit Agreement referred to below) and U.S. BANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with it successors and assigns, called the “Administrative Agent”) into that certain Sixth Amended and Restated Credit
Agreement, dated as of December 11, 2024 (as thereafter amended, modified, extended, renewed, restated or replaced from time to time called the “Credit Agreement”) among the Lenders, the Administrative Agent and OTTER TAIL CORPORATION, a Minnesota corporation (hereinafter called the “Debtor”), the undersigned corporations (the “Guarantors”) hereby JOINTLY AND SEVERALLY unconditionally guarantee the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations of the Debtor to the Lenders or the Administrative Agent under the Credit Agreement, each Note issued thereunder, and each other Loan Document (as defined therein), including without limitation all future advances, and all obligations to reimburse the Administrative Agent for drawings under all Letters of Credit, and all of such obligations that arise after the filing of a petition by or against the Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise (all such obligations being hereinafter collectively called the “Liabilities”), and the Guarantors further jointly and severally agree to pay all expenses (including attorneys’ fees and legal expenses) paid or incurred by the Lenders or Administrative Agent in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this guaranty.
The Guarantors agree that, in the event of the dissolution or insolvency of the Debtor or any Guarantor, or the inability of the Debtor or any Guarantor to pay debts as they mature, or an assignment by the Debtor or any Guarantor for the benefit of creditors, or the institution of any proceeding by or against the Debtor or the Guarantor alleging that the Debtor or any Guarantor is insolvent or unable to pay debts as they mature, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, the Guarantors will pay to the Administrative
Agent forthwith the full amount which would be payable hereunder by the Guarantors if all
Liabilities were then due and payable.

In addition to, and without limitation of, any rights of the Administrative Agent and the
Lenders under applicable law, if any Event of Default occurs and is continuing under the Credit
Agreement, upon written direction by the Administrative Agent to such effect any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness (as defined in the Credit Agreement) at any time held or owing by the Administrative Agent or any Lender to or for the credit or account of any Guarantor may be offset and applied toward the payment of the Liabilities and all obligations of the Guarantors hereunder, whether or not the Liabilities and all obligations of the Guarantors hereunder, or any part thereof, shall then be due.
This guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Guarantor or that at any time or from time to time all Liabilities may have been paid in full).
This guaranty is a guaranty of payment and performance and not merely a guaranty of collection.

1

The Guarantors further agree that, if at any time all or any part of any payment theretofore applied by the Administrative Agent or the Lenders to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or the Lenders for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Debtor), such Liabilities shall, for the purposes of this guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or the Lenders, and this guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or the Lenders had not been made.
The Administrative Agent and the Lenders may, from time to time, at their sole discretion and without notice to any Guarantor, take any or all of the following actions: (a) be granted a security interest in any property to secure any of the Liabilities or the Guaranty obligations,
(b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities, (c) extend or renew for one or more periods
(whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any Guarantor for payment of any of the Liabilities, whether or not the Administrative Agent and the Lenders (i) shall have resorted to any property securing any of the Liabilities or (ii) shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities including without limitation any other Guarantor (all of the actions referred to in preceding clauses (i) and (ii) being hereby expressly waived by each Guarantor).
Any amounts received by the Administrative Agent and the Lenders from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the
Liabilities, and in such order of application, as the Administrative Agent may from time to time elect.
Until such time as this guaranty shall have been discontinued and the Administrative Agent and the Lenders shall have received payment of the full amount of all Liabilities and of all obligations of the Guarantors hereunder, no payment made by or for the account of the Guarantors pursuant to this guaranty shall entitle the Guarantors by subrogation or otherwise to any payment by the Debtor or from or out of any property of the Debtor and the Guarantors shall not exercise any right or remedy against the Debtor or any property of the Debtor by reason of any performance by the Guarantors of this guaranty.
The Guarantors hereby expressly waive: (a) notice of the acceptance by the Administrative Agent or the Lenders of this guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon the Liabilities or any part thereof, any obligation hereunder, or any security for, or guaranty of, any of the foregoing.
2

Each Lender may from time to time without notice to the Guarantors, assign or transfer its Revolving Exposure (as defined in the Credit Agreement) or any or all of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this guaranty, and each and every immediate and successive assignee or transferee of any of the
Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this guaranty to the same extent as if such assignee or transferee were such Lender.
Unless the Administrative Agent shall otherwise consent in writing, the Administrative Agent shall have the sole right to enforce this guaranty, as Administrative Agent as provided in the Credit Agreement, for the benefit of the Administrative Agent and the Lenders (including any transferee, as provided in the prior paragraph).
Each Guarantor hereby warrants to the Administrative Agent and the Lenders that such
Guarantor now has, and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Debtor. Neither the Administrative
Agent nor the Lender shall have any duty or responsibility to provide the Guarantors with any credit or other information concerning the affairs, financial condition or business of the Debtor which may come into the Administrative Agent’s or the Lender’s possession.
No delay on the part of the Administrative Agent or any Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this guaranty be binding upon the Administrative Agent or any Lender except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Required Lenders (as defined in the Credit Agreement). No action of the Administrative Agent or the Lenders permitted hereunder shall in any way affect or impair the rights of the Administrative Agent or the Lenders and the obligations of the Guarantors under this guaranty. For the purposes of this guaranty, Liabilities shall include all obligations of the Debtor to the Administrative Agent or the Lenders specified as Liabilities, notwithstanding any right or power of the Debtor or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of the Guarantors hereunder, and shall specifically include, without limitation, any and all interest, fees or commissions included in the Liabilities and accruing or payable after the commencement of any bankruptcy or insolvency proceedings, notwithstanding any provision or rule of law which might restrict the rights of the Lender to collect such obligations from the Debtor. The obligations of the Guarantors under this guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of any Guarantor. The Guarantors hereby acknowledge that there are no conditions to the effectiveness of this guaranty.
This guaranty shall be binding upon each Guarantor, and upon the successors and assigns of each Guarantor.
Wherever possible, each provision of this guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this guaranty shall be
3

prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this guaranty.
To the extent that any Guarantor shall make a payment under this guaranty (a “Guarantor
Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Liabilities (other than unliquidated obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent, and the Credit Agreement has terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
The preceding paragraph is intended only to define the relative rights of the Guarantors, and nothing set forth in such paragraph is intended to or shall impair the obligations of the
Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this guaranty. The rights of the indemnifying Guarantors against other Guarantors under the preceding paragraph shall be exercisable upon the full and indefeasible payment of the Liabilities in cash (other than unliquidated obligations that have not yet arisen) and the termination or expiry (or in the case of all Letters of Credit, full collateralization), on terms reasonably acceptable to the Administrative Agent, of the
Commitments and all Letters of Credit issued under the Credit Agreement and the termination of the Credit Agreement.
The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
It is the express intent of the parties hereto that this guaranty be merely an amendment and restatement of that certain Third Amended and Restated Guaranty dated as of October 31, 2022 delivered by the Guarantors under and as defined therein (the “Existing Guaranty”) and not constitute a novation of its obligations thereunder. Upon the effectiveness of this guaranty, on and after the date hereof, each reference in any other Loan Document to the Existing Guaranty
4

(including any reference therein to “thereunder”, “thereof”, “therein” or words of like import referring thereto) shall mean and be a reference to this guaranty.
This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
THE ADMINISTRATIVE AGENT AND THE LENDERS (BY ACCEPTING THIS
GUARANTY) AND THE GUARANTORS HEREBY EXPRESSLY WAIVE ANY RIGHT TO
A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY
RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT,
DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE
DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
AT THE OPTION OF THE ADMINISTRATIVE AGENT, THIS GUARANTY MAY BE ENFORCED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN
DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY; AND THE GUARANTORS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY GUARANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS GUARANTY, THE ADMINISTRATIVE AGENT, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of all Swap Obligations (as defined in the Credit Agreement); provided that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph, or otherwise under this Guaranty, voidable under Applicable Law (as defined in the Credit Agreement) relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until the indefeasible payment in full in cash of the Guarantor Payment and the Liabilities (other than unliquidated obligations that have not yet arisen). Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes
5

of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (as defined in the Credit Agreement). Notwithstanding anything herein to the contrary, if a Guarantor or any counterparty in respect of a Swap Obligation makes a written representation to the Administrative Agent or any Lender in connection with this Guaranty, a swap, or any master agreement governing a swap to the effect that such Guarantor is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the Guaranty becomes effective with respect to such swap (this date shall be the date of the execution of the swap if the Guaranty is then in effect with respect to such Guarantor, and otherwise it shall be the date of execution and delivery of the Guaranty by such Guarantor unless the Guaranty specifies a subsequent effective date), and such representation proves to have been incorrect when made or deemed to have been made, the Administrative Agent and each Lender reserves all of their respective contractual and other rights and remedies, at law or in equity, including (to the extent permitted by Applicable Law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation; provided that such Guarantor’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap. For purposes of this paragraph, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
The Administrative Agent and each Lender subject to the PATRIOT Act hereby notifies each Guarantor that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow the Administrative
Agent or such Lender to identify such Guarantor in accordance with the PATRIOT Act.

(signature page follows)

6

SIGNED AND DELIVERED as of December 11, 2024.

Varistar Corporation
BTD Manufacturing, Inc.
Northern Pipe Products, Inc.
Vinyltech Corporation

By: ____________________________________

Title:___________________________________

Signature Page to Fourth Amended and Restated Guaranty
7